UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Peoples Bancorp Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Peoples Bancorp Inc. • 138 Putnam Street • P.O. Box 738
Marietta, OH 45750-0738
Telephone: (740) 374-613
www.peoplesbancorp.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PEOPLES BANCORP INC.
Marietta, Ohio
March 19, 2012
Dear Fellow Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Peoples Bancorp Inc. (“Peoples”) will be held at 10:00 a.m., Eastern Daylight Saving Time, on Thursday, April 26, 2012, in the Ball Room of the Holiday Inn, 701 Pike Street in Marietta, Ohio (Interstate 77, Ohio exit 1), for the following purposes:

1.	To elect the following directors for terms of three years each:
	Nominee		Term Will Expire In
	Carl L. Baker, Jr.	(for re-election)	2015
	George W. Broughton	(for re-election)	2015
	Richard Ferguson	(for re-election)	2015
	Charles W. Sulerzyski	(for re-election)	2015

2.	To approve, in a non-binding advisory vote, the compensation of Peoples' named executive officers as disclosed in the accompanying proxy statement for the Annual Meeting;

3.	To determine, in a non-binding advisory vote, whether the shareholder advisory votes on the compensation of Peoples' named executive officers will occur every 1, 2 or 3 years;

4.	To ratify the appointment of Ernst & Young LLP as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2012; and

5.	To transact any other business that properly comes before the Annual Meeting. Peoples' Board of Directors (“Board”) is not aware of any other business to come before the Annual Meeting.
If you were a holder of record of common shares of Peoples at the close of business on February 24, 2012, you will be entitled to vote in person or by proxy at the Annual Meeting.
You are cordially invited to attend the Annual Meeting. Your vote is important, regardless of the number of common shares you own. Whether or not you plan to attend the Annual Meeting in person, it is important that your common shares be represented. Please complete, sign, date and return your proxy card in the postage-paid envelope provided as promptly as possible. Alternatively, refer to the instructions on the proxy card for details about transmitting your voting instructions electronically via the Internet or by telephone. Returning the proxy card or transmitting your voting instructions electronically does not deprive you the right to attend the Annual Meeting and to vote your common shares in person in the manner described in the accompanying statement.
Peoples' 2011 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, accompanies this notice and the proxy statement for the Annual Meeting.

By Order of the Board,

M. Ryan Kirkham
Corporate Secretary

To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at 740-374-6136.

PEOPLES BANCORP INC.
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 2012

PEOPLES BANCORP INC.
138 Putnam Street
P.O. Box 738
Marietta, Ohio 45750-0738
(740) 374-6136
www.peoplesbancorp.com

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 2012
GENERAL INFORMATION
We are sending this proxy statement and the accompanying proxy card to you as a shareholder of Peoples Bancorp Inc. (“Peoples”) because the Peoples Board of Directors (“Board”) is soliciting your proxy to vote at the Annual Meeting of Shareholders, to be held on Thursday, April 26, 2012, at 10:00 a.m., Eastern Daylight Saving Time (the “Annual Meeting”). The Annual Meeting will be held in the Ball Room of the Holiday Inn, 701 Pike Street in Marietta, Ohio (Interstate 77, Ohio exit 1). This proxy statement summarizes the information that you will need in order to vote.
Peoples has three wholly-owned subsidiaries: Peoples Bank, National Association (“Peoples Bank”), Peoples Investment Company and PEBO Capital Trust I. Peoples Bank's operating subsidiaries include an insurance agency subsidiary, Peoples Insurance Agency, LLC, and an asset management subsidiary, PBNA, L.L.C. Peoples Investment Company also owns a capital management subsidiary, Peoples Capital Corporation. In 2003, Peoples established Peoples Bancorp Foundation, Inc., as an independent charitable foundation to provide financial assistance and grants to local organizations within Peoples' market area.
Mailing
We mailed this proxy statement and the accompanying proxy card on or about March 19, 2012, to all shareholders entitled to vote their common shares at the Annual Meeting. The common shares are the only shares of Peoples' capital stock entitled to vote at the Annual Meeting. We also sent with this proxy statement, Peoples' 2011 Annual Report to Shareholders, which includes the Annual Report on Form 10‑K for the fiscal year ended December 31, 2011 (the “2011 Annual Report”). Additional copies of the 2011 Annual Report may be obtained, without charge, by sending a written request to: M. Ryan Kirkham, Corporate Secretary, 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738. A copy of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011, can be obtained through the “Company Information/SEC Filings Updated” section of the “Investor Relations” page of Peoples' website at www.peoplesbancorp.com and is also on file with the Securities and Exchange Commission (the “SEC”) and available on the SEC's website at www.sec.gov.
SHAREHOLDER PROPOSALS
FOR 2013 ANNUAL MEETING
Proposals by shareholders intended to be presented at the 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”) must be received by the Corporate Secretary of Peoples no later than November 19, 2012, to be eligible for inclusion in Peoples' proxy, notice of meeting, proxy statement and Notice of Internet Availability of Proxy Materials relating to the 2013 Annual Meeting. Peoples will not be required to include in its proxy, notice of meeting, proxy statement or Notice of Internet Availability of Proxy Materials, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by the applicable SEC rules.
The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a shareholder intends to present a proposal at the 2013 Annual Meeting without inclusion of that proposal in Peoples' proxy materials, and does not notify the Corporate Secretary of Peoples of the proposal by February 2, 2013, or if Peoples meets other requirements of the applicable SEC rules, the proxies solicited by the Board for use at the 2013 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2013 Annual Meeting.
In each case, written notice must be given to Peoples' Corporate Secretary, at the following address: Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738, Attention: Corporate Secretary.
Shareholders desiring to nominate candidates for election as directors at the 2013 Annual Meeting must follow the procedures described in the section captioned “NOMINATING PROCEDURES.”

VOTING INFORMATION
Who can vote at the Annual Meeting?
Only holders of common shares of record at the close of business on February 24, 2012, are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on February 24, 2012, there were 10,678,613 common shares outstanding and entitled to vote. The common shares are the only shares of Peoples' capital stock entitled to vote at the Annual Meeting.
Each common share entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. There is no cumulative voting with respect to the election of directors.
How do I vote?
Your common shares may be voted by one of the following methods:

•	by traditional paper proxy card;

•	by submitting voting instructions via the Web site identified on your proxy card;

•	by submitting voting instructions by telephone; or

•	in person at the Annual Meeting.
Submitting Voting Instructions via the Internet or by Telephone. If you are a shareholder of record (that is, if your common shares are registered with Peoples in your own name), you may submit voting instructions via the Internet or by telephone, by following the instructions stated on your proxy card. If your common shares are registered in the name of a broker, a financial institution or another nominee (i.e., you hold your common shares in “street name”), your nominee may be participating in a program that allows you to submit voting instructions via the Internet or by telephone. If so, the voting form your nominee sent you will provide instructions for submitting your voting instructions via the Internet or by telephone. The last-dated proxy or voting instructions you submit (by any means) will supersede any previously submitted proxy or voting instructions. Also, if you submit voting instructions via the Internet or by telephone and later decide to attend the Annual Meeting, you may revoke your previously submitted voting instructions and vote in person at the Annual Meeting.
The deadline for submitting voting instructions via the Internet or by telephone as a shareholder of record is 11:59 p.m., Central Daylight Saving Time, on April 25, 2012. For shareholders whose common shares are registered in the name of a broker, a financial institution or another nominee, please consult the instructions provided by your nominee for information about the deadline for submitting voting instructions via the Internet or by telephone.
Voting in Person. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.
If you hold your common shares in “street name” through a broker, a financial institution or another nominee, then that nominee is considered the shareholder of record for voting purposes and will give you instructions for voting your common shares. As a beneficial owner, you have the right to direct that nominee how to vote the common shares held in your account. Your nominee may only vote the common shares of Peoples that your nominee holds for you in accordance with your instructions. If you have instructed a broker, a financial institution or another nominee to vote your common shares, the above-described options for revoking your proxy do not apply and instead you must follow the instructions provided by your nominee to change your vote.
If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other nominee authorizing you to vote on behalf of such nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares on February 24, 2012, the record date for voting at the Annual Meeting.
How do I vote if my common shares are held through the Peoples Bancorp Inc. Retirement Savings Plan?
If you participate in the Peoples Bancorp Inc. Retirement Savings Plan (the “Retirement Savings Plan”), you will be entitled to instruct the trustee of the Retirement Savings Plan how to vote common shares that have been allocated to your account. If you are such a participant, you will receive a proxy card for the common shares allocated to your account in the Retirement Savings Plan. If you do not provide voting instructions to the trustee of the Retirement Savings Plan by 11:59 p.m., Central Daylight Saving Time, on April 22, 2012, the trustee will not vote the common shares allocated to your account.

How will my common shares be voted?
Those common shares represented by a properly executed proxy card that is received prior to the Annual Meeting or by properly authenticated Internet or telephone voting instructions that are submitted prior to the deadline for doing so, and not subsequently revoked will be voted in accordance with your instructions by your “proxies” (the individuals named on your proxy card). If you submit a valid proxy card prior to the Annual Meeting, or timely submit your voting instructions via Internet or by telephone, but do not complete the voting instructions, your proxy will vote your common shares as recommended by the Board of Directors, except in the case of broker non-votes, where applicable, as follows:

•	“FOR” the election as Peoples directors of the nominees listed on pages 12 through 13 under “PROPOSAL NUMBER 1: ELECTION OF DIRECTORS”;

•	“FOR” the approval, in a non-binding advisory vote, of the compensation of Peoples' named executive officers as disclosed in this proxy statement;

•	to hold an advisory vote for the approval of the compensation of Peoples' named executive officers “EVERY 1 YEAR”; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP (“E&Y”) as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2012.
No appraisal or dissenters' rights exist for any action proposed to be taken at the Annual Meeting. If any other matters are properly presented for voting at the Annual Meeting, the individuals appointed as proxies on the accompanying proxy card will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.
How do I change or revoke my proxy?
Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting. You may revoke your proxy at any time before it is actually exercised at the Annual Meeting by:

•	filing a written notice of revocation with the Corporate Secretary of Peoples at 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738, which must be received prior to the Annual Meeting;

•	executing and returning a later-dated proxy card, which must be received prior to the Annual Meeting;

•	if you are a registered shareholder, accessing the designated Internet Web site prior to the deadline for transmitting voting instructions electronically;

•	if you are a registered shareholder, using the designated toll-free telephone number prior to the deadline for transmitting voting instructions electronically; or

•	attending the Annual Meeting and giving notice of revocation in person.
Attendance at the Annual Meeting will not, by itself, revoke your proxy.
The last-dated proxy or voting instructions you submit (by any means) will supersede any previously submitted proxy or voting instructions. If you hold your common shares in “street name” and instructed your broker, financial institution or other nominee to vote your common shares and you would like to revoke or change your vote, then you must follow the instructions received from your nominee to change your vote.
If I vote in advance, can I still attend the Annual Meeting?
Yes. You are encouraged to vote promptly, by returning your signed proxy card by mail or by submitting your voting instructions via the Internet or by telephone, so that your common shares will be represented at the Annual Meeting. However, appointing a proxy or submitting voting instructions does not affect your right to attend the Annual Meeting and vote your common shares in person.
What constitutes a quorum and what is the vote required with respect to the proposals to be considered at the Annual Meeting?
Under Peoples' Code of Regulations, a quorum is a majority of the voting shares of Peoples then outstanding and entitled to vote at the Annual Meeting. The common shares are the only shares of Peoples' capital stock entitled to vote at the Annual Meeting. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were 10,678,613 Peoples common shares outstanding and entitled to vote on February 24, 2012, the record date for the Annual Meeting. A majority of the outstanding common shares, or 5,339,307 common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.
If a proposal is routine, a broker holding common shares for a beneficial owner in street name may vote on the proposal without receiving instructions from the beneficial owner. If a proposal is non-routine, a broker may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker holding common shares for a beneficial owner is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any voting instructions.
The ratification of the appointment of Peoples' independent registered public accounting firm is a routine item. Each of (i) the election of directors, (ii) the non-binding advisory vote on the compensation of Peoples' named executive officers, and (iii) the non-binding advisory vote on the frequency of future shareholder advisory votes on executive compensation is a proposal on which a broker may vote only if the beneficial owner has provided voting instructions.
The following sets forth the votes required, and the impact of abstentions and broker non-votes, if any, on the four proposals:

Item	Vote Required		Impact of Abstentions and Broker Non-Votes, if any
Election of Directors
Under Ohio law and Peoples' Code of Regulations, the four nominees for election as directors of Peoples receiving the greatest number of votes “FOR” their election will be elected as directors of Peoples in the class whose terms will expire in 2015.
		•	Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not affect whether a nominee has received sufficient votes to be elected.
		•	Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.
Approval, in Non-Binding Advisory Vote, of Compensation of Peoples' Named Executive Officers
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve, in a non-binding advisory vote, the compensation of Peoples' named executive officers as disclosed in this proxy statement.
		•	Abstention has the same effect as a vote “AGAINST” the proposal.
		•	Broker non-votes will not be counted in determining whether the proposal has been approved.
Determination, in Non-Binding Advisory Vote, of the Frequency of Future Shareholder Advisory Votes on Compensation of Peoples' Named Executive Officers
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve, one of the selections as to the frequency of future shareholder advisory votes on the compensation of Peoples' named executive officers.
		•	Abstention has the same effect as a vote “AGAINST” each of the selections in the advisory proposal.
		•	Broker non-votes will not count as a vote for any of the selections under the advisory proposal and will not affect the outcome of the vote.
Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of Ernst & Young LLP as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2012.

		•	Abstention has the same effect as a vote “AGAINST” the proposal.
Peoples' policy is to keep confidential proxy cards, ballots, voting instructions submitted electronically and voting tabulations that identify individual shareholders. However, exceptions to this policy may be necessary in some instances to comply with applicable legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots, reviewing voting instructions submitted electronically and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

Who pays the cost of proxy solicitation?
Peoples will pay the costs of soliciting proxies on behalf of the Board other than the Internet access and telephone usage charges incurred by a shareholder when voting electronically. Although we are soliciting proxies by mailing these proxy materials to the holders of our common shares, the directors, officers and employees of Peoples and our subsidiaries also may solicit proxies by further mailings, telephone, electronic mail, facsimile or personal contact without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees who are record holders of common shares of Peoples for the forwarding of solicitation materials to the beneficial owners of such common shares. Peoples will reimburse its transfer agent, as well as these brokers, financial institutions and other nominees for their reasonable out-of-pocket costs in forwarding the proxy materials to the beneficial shareholders.
NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Peoples Bancorp Inc. to Be Held on April 26, 2012: Peoples' Notice of Annual Meeting of Shareholders, this proxy statement, a sample form of proxy card and Peoples' 2011 Annual Report to Shareholders are available at www.peoplesbancorp.com by selecting the “Peoples Bancorp Inc. Proxy Materials” link.
To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at 740-374-6136.
PARTICIPATION IN CAPITAL PURCHASE PROGRAM
On January 30, 2009, Peoples completed the sale to the United States Department of the Treasury (the “U.S. Treasury”) of newly-issued Peoples non-voting preferred shares as part of the U.S. Treasury's Capital Purchase Program (the “Capital Purchase Program”) enacted as part of the Troubled Assets Relief Program (“TARP”) established by the Emergency Economic Stabilization Act of 2008 (“EESA”). To finalize Peoples' participation in the Capital Purchase Program, Peoples and the U.S. Treasury entered into a Letter Agreement, dated January 30, 2009 (the “Letter Agreement”), including the related Securities Purchase Agreement - Standard Terms attached thereto (the “Securities Purchase Agreement” and together with the Letter Agreement, the “UST Agreement”). Pursuant to the UST Agreement, Peoples issued and sold to the U.S. Treasury (i) 39,000 of Peoples' Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (ii) a warrant (the “Warrant”) to purchase 313,505 Peoples common shares, at an exercise price of $18.66 per share (subject to certain anti-dilution and other adjustments), for an aggregate purchase price of $39.0 million in cash. The Warrant had a ten-year term.
Peoples adopted the U.S. Treasury's standards for executive compensation and corporate governance for the period during which the U.S. Treasury owned the Series A Preferred Shares. These standards generally applied to our executive officers and are set forth in the American Recovery and Reinvestment Act of 2009 (the “ARRA”) and an interim final rule promulgated by the U.S. Treasury under 31 CFR Part 30 on June 15, 2009, and amended December 7, 2009 (collectively, the “Interim Final Rule”) The executive compensation and corporate governance standards under the ARRA and the Interim Final Rule remained in effect during the period the U.S. Treasury held the Series A Preferred Shares but not when the U.S. Treasury only held the Warrant (the “ARRA Covered Period”).
On February 2, 2011, Peoples entered into a letter agreement with the U.S. Treasury, pursuant to which Peoples repurchased from the U.S. Treasury 21,000 of the Series A Preferred Shares for an aggregate purchase price of approximately $21,224,583, which included a pro rata accrued dividend of $224,583. Following the consummation of the repurchase by Peoples of the 21,000 Series A Preferred Shares, the U.S. Treasury continued to hold 18,000 Series A Preferred Shares of Peoples; and Peoples' obligations under the Securities Purchase Agreement and as a participant in the Capital Purchase Program continued in effect.
On December 28, 2011, Peoples entered into a letter agreement with the U.S. Treasury, pursuant to which Peoples repurchased from the U.S. Treasury the remaining 18,000 Series A Preferred Shares for an aggregate purchase price of $18,107,500, which included a pro rata accrued dividend of $107,500. With this transaction, Peoples completed the repurchase of all of the 39,000 Series A Preferred Shares originally sold to the U.S. Treasury.
On February 15, 2012, Peoples entered into a warrant repurchase letter agreement with the U.S. Treasury to repurchase the Warrant for a purchase price of $1,200,724. As a result of the Warrant repurchase, Peoples has repurchased all securities issued to the U.S. Treasury under the Capital Purchase Program.
Pursuant to the terms of the UST, Peoples agreed to certain limitations and restrictions relative to its common shares for the period during which the Series A Preferred Shares were outstanding. As a result of Peoples' repurchase of the Series A Preferred Shares, all such limitations and restrictions terminated.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of February 24, 2012 (except as otherwise noted), information concerning the beneficial ownership of common shares by the only persons known by Peoples to be the beneficial owner of more than 5% of Peoples' outstanding common shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	814,484 (2)	7.63%
Peoples Bank - Trustee 138 Putnam Street P.O. Box 738 Marietta, OH 45750-0738	667,391 (3)	6.25%
Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisory Services, LLC One Franklin Parkway San Mateo, CA 94403-1906	650,494 (4)	6.09%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	635,217 (5)	5.95%

(1)	The “Percent of Class” computation is based on 10,678,613 common shares outstanding and entitled to vote on February 24, 2012.

(2)
Based on information contained in a Schedule 13G amendment, filed with the SEC on February 14, 2012, on behalf of Dimensional Fund Advisors LP to report its beneficial ownership of common shares of Peoples as of December 31, 2011. The Schedule 13G amendment reported that Dimensional Fund Advisors LP had sole voting power as to 795,423 common shares and sole investment power as to 814,484 common shares, all of which were held in portfolios of four registered investment companies to which Dimensional Fund Advisors LP furnishes investment advice and of certain other commingled group trusts and separate accounts for which Dimensional Fund Advisors LP serves as investment manager. The common shares reported were owned by the investment companies, trusts and accounts. Dimensional Fund Advisors LP disclaimed beneficial ownership of the reported common shares.

(3)
Includes Peoples Bank's beneficial ownership through Peoples Financial Advisors, a division of Peoples Bank, in the following manner: 98,802 common shares with shared investment and sole voting power; 528,012 common shares with shared investment and shared voting power; 20,769 common shares with sole investment and sole voting power; and 19,808 common shares with sole investment and shared voting power. The officers and directors of Peoples Bank and Peoples disclaim beneficial ownership of the common shares beneficially owned by Peoples Bank through Peoples Financial Advisors.

(4)
Based on information contained in a Schedule 13G amendment, filed with the SEC on February 9, 2012, on behalf of Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC to report their beneficial ownership of common shares of Peoples as of December 31, 2011. These common shares are reported to be beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc., including Franklin Advisory Services, LLC and Franklin Templeton Portfolio Advisors, Inc., which are investment adviser subsidiaries of Franklin Resources, Inc. The investment management contracts generally grant to the respective investment adviser subsidiary all voting and/or investment power over the common shares owned by the advisory clients. However, the Schedule 13G amendment reports that, to the extent that the underlying client under a managed account investment management arrangement advised by Franklin Templeton Portfolio Advisors, Inc. has retained voting power over any common shares, Franklin Templeton Portfolio Advisors, Inc. disclaims any power to vote or direct the vote of such common shares. The Schedule 13G amendment reports that Franklin Advisory Services, LLC (whose address is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024-2938) had sole voting power as to 628,294 common shares (5.88% of the outstanding common shares) and sole investment power as to 648,794 common shares (6.07% of the outstanding common shares) and that Franklin Templeton Portfolio Advisors, Inc. had sole voting (except as previously noted) and sole investment power as to 1,700 common shares (.02% of the outstanding common shares). For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Charles B. Johnson and Rupert H. Johnson, Jr. are reported to be the principal stockholders of Franklin Resources, Inc., and together with Franklin Resources, Inc., each may be deemed to be, for purposes of Rule 13d-3 under the Exchange Act, the beneficial owner of the common shares held by persons and entities advised by the investment adviser subsidiaries of Franklin Resources, Inc. The addresses of each of Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403-1906. Each of Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Advisory Services, LLC and Franklin Templeton Portfolio Advisors, Inc. expressly disclaimed any pecuniary interest (direct financial interest) or beneficial ownership in any of the common shares covered by the Schedule 13G amendment and they believe they are not a “group” within the meaning of Rule 13d-5 under the Exchange Act.

(5)
Based on information contained in a Schedule 13G amendment filed with the SEC on February 13, 2012, on behalf of BlackRock, Inc. to report the beneficial ownership by its subsidiaries (BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC and BlackRock Investment Management, LLC) of common shares of Peoples as of December 31, 2011. The Schedule 13G amendment reported that BlackRock, Inc. had sole voting power and sole investment power as to all of the 635,217 common shares reported.

The following table sets forth, as of February 24, 2012, certain information with respect to the common shares beneficially owned by each current director of Peoples (including each nominee for re-election as a director of Peoples), by each individual named in the Summary Compensation Table for 2011 and by all current executive officers and directors of Peoples as a group:

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Common Shares Presently Held		Common Shares Which Can Be Acquired Upon Exercise of Options/SARs Currently Exercisable or Options/SARs First Becoming Exercisable Within 60 Days	Total	Percent of Class (2)
Carl L. Baker, Jr.	96,731	(3)	5,820	102,551	(4)
George W. Broughton	159,920	(5)	4,665	164,585	1.54%
Richard Ferguson	1,909	(6)	2,355	4,264	(4)
Michael W. Hager (7)	2,927	(8)	—	2,927	(4)
James S. Huggins	98	(9)	—	98	(4)
Dr. Brenda F. Jones	4,454	(10)	2,912	7,366	(4)
Daniel K. McGill (7)	5,355	(11)	—	5,355	(4)
David L. Mead (7)	5,200	(12)	600	5,800	(4)
Susan D. Rector	4,222		—	4,222	(4)
Theodore P. Sauber	131,250	(13)	2,355	133,605	1.25%
Carol A. Schneeberger (7)	34,463	(14)	14,449	48,912	(4)
Edward G. Sloane (7)	11,752	(15)	—	11,752	(4)
Charles W. Sulerzyski (7)	39,015	(16)	—	39,015	(4)
Paul T. Theisen	25,610	(17)	5,820	31,430	(4)
Thomas J. Wolf	26,700	(18)	3,510	30,210	(4)
All current directors and executive officers as a group (numbering 17)	557,898	(19)	42,486	600,384	5.6%

(1)
Unless otherwise indicated in the footnotes to this table, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table. All fractional common shares have been rounded down to the whole common share. The mailing address of each of the current executive officers and directors of Peoples is 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738.

(2)
The “Percent of Class” computation is based on the sum of (i) 10,678,613 common shares outstanding and entitled to vote on February 24, 2012 and (ii) the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options and/or stock appreciation rights which are currently exercisable or will first become exercisable within 60 days after February 24, 2012.

(3)
Includes 9,507 common shares held in an investment account by Carl L. Baker, Jr., as to which Mr. Baker exercises sole voting and investment power. Includes 8,352 common shares held by B & N Coal, Inc., as to which Mr. Baker exercises shared voting and investment power. Also includes (i) 6,943 common shares held by Mr. Baker as Trustee of the Gilbert Baker Trust, as to which Mr. Baker exercises sole voting and investment power; (ii) 44,924 common shares held by Mr. Baker as Trustee of the Jewell Baker Trust, as to which Mr. Baker exercises sole voting and investment power; (iii) 9,005 common shares held by Mr. Baker as Trustee of the Mary Baker Trust, as to which Mr. Baker exercises sole voting and investment power; and (iv) 5,259 common shares held by Mr. Baker as Trustee of Baker Investments LLC, as to which Mr. Baker exercises sole voting and investment power. Does not include 312 common shares accrued to Mr. Baker's bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Baker has no voting or investment power.

(4)	Reflects beneficial ownership of less than 1% of the outstanding common shares.

(5)
Includes 2,000 common shares held by George Broughton Family Limited Partnership, as to which Mr. Broughton exercises sole voting and investment power. Includes 558 common shares held by Broughton Commercial Properties, LLC, as to which Mr. Broughton exercises sole voting and investment power. Includes 13,374 common shares held in an IRA account by Peoples Bank as custodian, as to which Mr. Broughton exercises sole voting and investment power. Does not include 16,333 common shares held of record and beneficially owned by Mr. Broughton's wife, as to which Mr. Broughton has no voting or investment power and disclaims beneficial ownership. Does not include 1,542 common shares accrued to Mr. Broughton's bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Broughton has no voting or investment power.

(6)
Includes 104 common shares allocated to the account of Richard Ferguson in the Ferguson Consulting, LLC retirement savings plan, as to which Mr. Ferguson has the power to direct the voting and investment. Does not include 8,511 common shares accrued to Mr. Ferguson's bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Ferguson has no voting or investment power.

(7)
Executive officer of Peoples during the 2011 fiscal year and named in the Summary Compensation Table for 2011. Michael W. Hager was appointed Executive Vice President, Human Resources of Peoples on January 25, 2011. On October 25, 2011, Mr. Hager notified Peoples that he was resigning from his position as an executive officer and employee of Peoples effective March 31, 2012. David L. Mead served as interim President and Chief Executive Officer of Peoples until April 4, 2011 and continues to serve as a director of Peoples. Charles W. Sulerzyski became President and Chief Executive Officer on April 4, 2011 and also serves as a director of Peoples.

(8)
Includes 1,000 restricted shares which were granted to Michael W. Hager on February 1, 2011 but will not vest until February 1, 2013. Mr. Hager has voting power and the right to receive dividends with respect to all of the restricted shares. These restricted shares will be forfeited when Mr. Hager ceases to be an executive officer and employee of Peoples effective March 31, 2012.

(9)	Includes 98 common shares held jointly by James S. Huggins and his wife, as to which Mr. Huggins exercises shared voting and investment power.

(10)	Does not include 16,951 common shares accrued to Dr. Brenda F. Jones' bookkeeping account under the Deferred Compensation Plan for Directors, as to which Dr. Jones has no voting or investment power.

(11)
Includes 1,067 common shares allocated to the account of Daniel K. McGill in the Retirement Savings Plan, as to which Mr. McGill has the power to direct the voting and investment. Also includes (i) 403 restricted shares which were granted to Mr. McGill on February 23, 2011 but will not vest until February 23, 2013; and (ii) 1,885 restricted shares which were granted to Mr. McGill on February 7, 2012 but will not vest until February 7, 2014. Mr. McGill has voting power and the right to receive dividends with respect to all of the reported restricted shares.

(12)
Includes 3,500 common shares held in an investment account by David L. Mead, as to which Mr. Mead exercises sole voting and investment power. Does not include 7,853 common shares accrued to Mr. Mead's bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Mead has no voting or investment power.

(13)
Includes 56,173 common shares held in the Carol J. Sauber Trust, as to which Theodore P. Sauber exercises investment and voting power. Includes 65,594 common shares held in the Theodore P. Sauber Trust, as to which Mr. Sauber exercises investment and voting power. Includes 8,121 common shares held in an IRA account by Peoples Bank as custodian, as to which Mr. Sauber exercises investment and voting power.

(14)
Includes 8,609 common shares held jointly by Carol A. Schneeberger and her husband, as to which Ms. Schneeberger exercises shared voting and investment power. Includes 15,691 common shares allocated to the account of Ms. Schneeberger in the Retirement Savings Plan, as to which Ms. Schneeberger has the power to direct the voting and investment. Also includes (i) 1,003 restricted shares which were granted to Ms. Schneeberger on February 23, 2011 but will not vest until February 23, 2013; and (ii) 1,693 restricted shares which were granted to Ms. Schneeberger on February 7, 2012 but will not vest until February 7, 2014. Ms. Schneeberger has voting power and the right to receive dividends with respect to all of the reported restricted shares.

(15)
Includes 6,975 common shares allocated to the account of Edward G. Sloane in the Retirement Savings Plan, as to which Mr. Sloane has the power to direct the voting and investment. Includes 1,000 common shares held in an investment account by Mr. Sloane, as to which Mr. Sloane exercises sole voting and investment power. Also includes (i) 351 restricted shares which were granted to Mr. Sloane on February 23, 2011 but will not vest until February 23, 2013; and (ii) 1,645 restricted shares which were granted to Mr. Sloane on February 7, 2012 but will not vest until February 7, 2014. Mr. Sloane has voting power and the right to receive dividends with respect to all of the reported restricted shares.

(16)
Includes 10,000 common shares held in an investment account by Charles W. Sulerzyski, as to which Mr. Sulerzyski exercises sole voting and investment power. Also includes (i) 7,500 restricted shares which were granted to Mr. Sulerzyski on May 1, 2011 but will not vest until May 1, 2013; (ii) 7,500 restricted shares which were granted to Mr. Sulerzyski on May 1, 2011 but will not vest until May 1, 2014; and (iii) 3,763 restricted shares which were granted to Mr. Sulerzyski on January 31, 2012 but will not vest until January 31, 2014.

(17)	Does not include 6,973 common shares accrued to Paul T. Theisen's account under the Deferred Compensation Plan for Directors, as to which Mr. Theisen has no voting or investment power.

(18)	As of February 24, 2012, 20,000 common shares held by Thomas J. Wolf had been pledged as security.

(19)
Includes common shares held jointly by current directors and executive officers with other persons as well as an aggregate of 28,021 common shares allocated to the accounts of the current executive officers of Peoples in the Retirement Savings Plan. See notes (3), (5), (6), and (8) through (18) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that Peoples' directors and executive officers, and any persons beneficially holding more than 10 percent of Peoples' outstanding common shares, file statements with the SEC reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Peoples is required to disclose in this proxy statement any late statements, if any statements were not filed within the time periods mandated by the SEC. Based solely on Peoples' review of (i) Section 16(a) statements filed on behalf of these persons for their transactions during Peoples' 2011 fiscal year and (ii) written representations received from these persons that no other Section 16(a) statements were required to be filed by them for transactions during Peoples' 2011 fiscal year, Peoples believes that all Section 16(a) filing requirements applicable to Peoples' executive officers and directors, and persons holding more than 10 percent of Peoples' outstanding common shares, were complied with except:

•	Richard W. Stafford filed late one Form 4 reporting one disposition of common shares (which occurred March 1, 2011 and was reported on January 3, 2012)

•	Charles W. Sulerzyski filed late one Form 4 reporting one acquisition of restricted common shares (which occurred on May 2, 2011 and was reported on May 10, 2011).

•
Carl L. Baker, Jr., George W. Broughton, Wilford D. Dimit, Richard Ferguson, Dr. Brenda F. Jones, David L. Mead, Theodore P. Sauber, Paul T. Theisen and Thomas J. Wolf each filed late one Form 4 reporting two acquisitions of common shares (both of which occurred on August 1, 2011 and were reported on August 22, 2011).

•	Timothy H. Kirtley filed late one Form 4 reporting one acquisition of restricted common shares (which occurred on September 1, 2011 and was reported on September 12, 2011).

TRANSACTIONS WITH RELATED PERSONS
James S. Huggins, who is a director of Peoples, is a partner with TheisenBrock, LPA, a law firm that renders a variety of legal services to Peoples and its subsidiaries. During the 2011 fiscal year, Peoples and its subsidiaries paid TheisenBrock approximately $160,000 in legal fees, which were incurred in the ordinary course of business. In addition, TheisenBrock, either directly or through its wholly owned title agency subsidiaries, received title examination fees and title insurance premiums totaling approximately $240,000 in connection with the closing of mortgage loans made by Peoples Bank to its customers during the 2011 fiscal year, which fees and premiums were paid by the customers directly to TheisenBrock. In his capacity as a partner with TheisenBrock, Mr. Huggins received a portion of the fees and premiums described in this paragraph.
During the 2011 fiscal year, Peoples Bank entered into banking transactions and lending relationships with certain executive officers and directors of Peoples (including those individuals no longer serving as executive officers and directors at the end of the 2011 fiscal year), with members of their respective immediate families and with corporations or organizations as to which directors of Peoples serve as executive officers or beneficially own more than 10% of the equity securities. All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates charged and collateral required, as those prevailing at the time for comparable loans with persons not related to Peoples or Peoples Bank, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features to Peoples or Peoples Bank.
The above loans were subject to Peoples Bank's written policies, procedures and standard underwriting criteria applicable to loans generally, and were made in accordance with Federal Reserve Regulation O requiring prior approval of each loan by the Peoples Bank Board.
The Audit Committee of Peoples' Board is responsible, under the terms of its charter, for reviewing and approving related person transactions that are material to Peoples' consolidated financial statements or otherwise require disclosure under applicable rules adopted by the SEC, including those transactions required to be disclosed under Item 404 of SEC Regulation S-K. All such transactions must be approved by the Audit Committee. Further, under the terms of its charter and Peoples' Code of Ethics, the Audit Committee is responsible for reviewing and approving all actions and transactions which involve the personal interest of a director or an executive officer of Peoples and determining whether any such action or transaction represents a potential conflict of interest.
PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS
As of the date of this proxy statement, there were 11 members of the Board - four directors in the class whose terms expire at the Annual Meeting, four in the class whose terms expire in 2013 and three in the class whose terms expire in 2014. Proxies cannot be voted at the Annual Meeting for more than four nominees.
Upon the recommendation of the Governance and Nominating Committee of Peoples' Board, and in accordance with Section 2.02(C) of the Code of Regulations of Peoples, at the March 24, 2011 Board meeting, the Board fixed the number of directors of Peoples at ten, increasing the number of directors from nine, and elected Charles W. Sulerzyski to fill the vacancy created by the increase. Mr. Sulerzyski was elected to the Board, effective April 4, 2011, as a director in the class whose terms continue until the 2012 Annual Meeting of Shareholders. Mr. Sulerzyski had been recommended to the Governance and Nominating Committee by consensus of the then members of the Board. On March 4, 2011, the Board had appointed Mr. Sulerzyski as President and Chief Executive Officer of Peoples, with Mr. Sulerzyski to assume those positions on April 4, 2011.
Upon the recommendation of the Governance and Nominating Committee, and in accordance with Section 2.02 (C) of the Code of Regulations of Peoples, at the August 25, 2011 Board meeting, the Peoples Board fixed the number of directors of Peoples at eleven, increasing the number of directors from ten, and elected Susan D. Rector to fill the vacancy created by the increase. Ms. Rector was elected to the Board, effective August 25, 2011, as a director in the class whose terms continue until the 2013 Annual Meeting of Shareholders. Ms. Rector had been recommended to the Governance and Nominating Committee by a non-management director.
On February 2, 2012, Peoples received verbal notification from Wilford D. Dimit of his intention to retire from the Board of Peoples, effective February 3, 2012; and on February 3, 2012 Peoples received a letter, dated February 2, 2012, from Mr. Dimit notifying Peoples of the same. Mr. Dimit had been a director in the class whose term continues until the 2014 Annual Meeting of Shareholders.
On February 23, 2012, following the recommendation of the Governance and Nominating Committee, Peoples' Board elected James S. Huggins as a director in the class whose terms expire at the 2014 Annual Meeting of Shareholders, filling the vacancy created by the retirement of Mr. Dimit. Mr. Huggins had been recommended to the Governance and Nominating Committee by a non-management director.

The Board proposes that each of the four nominees identified below be re-elected for a new three-year term and until his successor is duly elected and qualified or until his earlier resignation, removal from office or death. The Governance and Nominating Committee recommended each nominee for re-election.
Recommendation and Vote Required
The four nominees for election as directors receiving the greatest number of votes “FOR” election as a director of Peoples will be elected to serve in the class whose terms expire in 2015. Common shares represented by properly executed and returned proxy cards will be voted as specified or, if no instructions are given, “FOR” the election of the Board' nominees, except in the case of broker non-votes. Common shares as to which the authority to vote is withheld and broker non-votes will not be counted toward the election of directors, or toward the election of the individual nominees specified on the proxy card.
THE BOARD UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES LISTED BELOW.
The following table gives certain information, as of the date of this proxy statement, concerning each nominee for re-election as a director of Peoples. Unless otherwise indicated, each individual has had the same principal occupation for more than five years. Each individual also serves as a director of Peoples Bank.

Nominee	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Nominee For Term Expiring In

Carl L. Baker, Jr.	49	President and Chief Executive Officer, B & N Coal, Inc., a mining, reclamation and construction concern, located in southeastern Ohio. Co-Owner of Sharon Stone Company, a limestone and slag producer, located in Noble and Washington Counties, Ohio. Owner of Dexter Hardwoods, Inc., a hardwood sawmill, located in Noble County, Ohio. Partner in Belpre Sand & Gravel Company, a sand and gravel operation, located in Little Hocking, Washington County, Ohio.	2000	2015
Mr. Baker's management and leadership in these businesses provide quality insights on some of the core regional business types served by Peoples, which has allowed Mr. Baker to help guide Peoples in his role as a director. He brings a diverse background and executive experience to the Board.

George W. Broughton	54
Owner and President of GWB Specialty Foods, LLC, an ice cream, frozen food, and coffee service distributor. Owner and President of Broughton Commercial Properties, LLC, a commercial properties rental company. Chairman of Broughton Foundation, a nonprofit charitable foundation, and Broughton Park, a park facility owned by the Broughton Foundation and made available to the public. President and Controller of George Broughton Family LLP, an asset management company. Owner and President of GWB Oil & Gas LLC, an independent oil and gas producing company. All of these entities are based in Marietta, Ohio. Director of Peoples Bancorp Foundation, Inc. since December 2003.
			1994	2015
Mr. Broughton brings a great deal of experience in various small business ventures in a number of different industries to the Board. His extensive executive experience and proven general business and leadership skills are valuable to Peoples' Board and enhance its overall capabilities. Mr. Broughton's service as a director of Peoples Bank for 21 years allows him to provide valuable perspective to the Peoples Board as to issues affecting local and regional businesses in Peoples' market area.

Richard Ferguson	65	Owner of Ferguson Consulting, LLC, a Columbus, Ohio based professional practice that focuses on business valuations and forensic accounting services. Certified Public Accountant since 1976 and Certified Valuation Analyst since 1996. Mr. Ferguson has served as Chairman of the Board of Peoples since July 2008.	2004	2015
Mr. Ferguson brings significant financial expertise and business knowledge to the Peoples Board, both through his business experience and his professional certifications. His extensive financial experience, expertise, and background are also invaluable for Peoples' Audit Committee.

Charles W. Sulerzyski	54	President and Chief Executive Officer of Peoples and Peoples Bank since April 4, 2011. Formerly Regional President of the Great Lakes Region for KeyBank, N.A., a national bank located in Cleveland, Ohio, from 2005 to 2010; Managing Director at Marsh & McClennan, Inc., a company located in New York, New York, which provides risk and insurance services and solutions, from 2000 to 2005; and Executive Vice President, Community Banking Group, at The Provident Bank, Cincinnati, Ohio from 1996 to 2000. A Director of Peoples Bancorp Foundation, Inc. since May 2011.	2011	2015
Mr. Sulerzyski's role as President and Chief Executive Officer of Peoples provides him with intimate knowledge of the company and its operations through his day-to-day management responsibilities. In addition, Mr. Sulerzyski's service as a director allows him to share this valuable day-to-day perspective with the Board. Mr. Sulerzyski's service as a financial services executive for more than 30 years also brings extensive experience in banking, insurance and investment organizations to the Peoples Board.

While it is contemplated that all nominees will stand for re-election at the Annual Meeting, if one or more nominees at the time of the Annual Meeting should be unable to serve or for good cause will not serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board following recommendation by the Governance and Nominating Committee. The Board knows of no reason why any of the nominees named above would be unavailable or unable to serve if elected to the Board.
The following table gives certain information, as of the date of this proxy statement, concerning the current directors of Peoples who will continue to serve after the Annual Meeting. Unless otherwise indicated, each individual has had the same principal occupation for more than five years. Each individual also serves as a director of Peoples Bank.

Name	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Term Expiring In

James S. Huggins	55	Shareholder/Partner and attorney-at-law, TheisenBrock, LPA, a law firm located in Marietta, Ohio.	2012	2014
Mr. Huggins brings to the Board over 30 years of experience as a practicing attorney in the areas of commercial law, creditor's rights, and oil and gas law. In addition to his expertise in these areas, he brings to the Board a wealth of knowledge of the Marietta, Ohio and Parkersburg, West Virginia market areas, having lived and worked in Marietta, Ohio since 1981.

Dr. Brenda F. Jones	58	Medical Director, Marietta Ophthalmology Associates, Inc., located in Marietta, Ohio. Member, American Academy of Ophthalmology (Fellow), Ohio Ophthalmology Society, American Medical Association, National Medical Association, and Research to Prevent Blindness.	2009	2014
Dr. Jones has effectively led a corporation for 20 years as a sole practitioner. She has brought those leadership skills to Peoples and provides a small business owner's perspective to the Board on business and management matters. In addition, Dr. Jones' experience in the medical field brings to the Board valuable insight into one of the core market segments served by Peoples.

David L. Mead	56
David Mead is an Associate Professor on the business faculty of Marietta College, located in Marietta, Ohio, since August 2011. Formerly President and Chief Executive Officer of Peoples from August 2, 2010 until April 4, 2011, President and Chief Executive Officer of Peoples Bank from August 6, 2010 until April 4, 2011, and President of Peoples Insurance Agency, LLC from December 2010 until April 4, 2011. Prior to his service with Peoples and its subsidiaries, Mr. Mead served as Vice President for Business Affairs at Otterbein College, located in Westerville, Ohio, from September 2006 until June 2010; Associate Professor of Finance at Marietta College from August 2004 to September 2006; Chief Financial Officer and Treasurer of First Place Financial Corp., headquartered in Warren, Ohio, from December 2002 to June 2004; and Treasurer of First Place Bank, headquartered in Warren, Ohio, from May 2002 to December 2002. Certified Public Accountant since 1978.
			2006	2013

Mr. Mead's previous role as interim President and Chief Executive Officer of Peoples has provided him with intimate knowledge of the Peoples organization and its operations. Mr. Mead's 23 years of banking experience and his previous position as the Chief Financial Officer of a bank holding company provide significant value to the collective knowledge of our organization and the Board. His extensive experience, professional certification as a Certified Public Accountant, financial expertise and background are assets to the Board. In addition, Mr. Mead's service as a director of Peoples Bank since 2005 provides valuable perspective to the Board in the areas of financial oversight, audit, accounting, and general financial knowledge relevant to the financial services industry.

Susan D. Rector	53	Attorney-At-Law, Partner in the law firm of Ice Miller LLP (formerly Schottenstein, Zox & Dunn Co., LPA) in Columbus, Ohio where she has practiced law since 1987.	2011	2013
Ms. Rector brings to the Board valuable experience as an attorney, practicing primarily in the areas of intellectual property law and business transactions, including business formation, restructurings and mergers and acquisitions. Her extensive experience in assisting both start-up and established businesses with commercializing technology and ecommerce provide significant value to the Board as the Internet operations of Peoples Bank continue to grow.

Theodore P. Sauber	78	Vice President of T.C.K.S., Inc., a holding company for McDonald's Restaurants in Ohio and West Virginia. Member, Ohio University Trustees Academy and Service Corps of Retired Executives (SCORE) of Athens (Ohio). Director of Peoples Bancorp Foundation, Inc. since December 2003. Retired Trustee of Rio Grande University.	2004	2014
Mr. Sauber developed his business experience through ownership and operation of McDonald's franchises for 36 years. In addition to his general business knowledge, his in-depth knowledge of Peoples' Athens and Nelsonville markets provides a valuable perspective for the Board in a crucial market area.

Paul T. Theisen	81	Attorney-At-Law, retired. For more than 40 years, he was a litigator with TheisenBrock, LPA, located in Marietta, Ohio, and was Of Counsel to, and an independent contractor with, that firm from 1998 to December 2008. Vice Chairman of the Board since June 2005, and Leadership Director from December 2005 to July 2008, of Peoples. Chairman of the Board of Peoples Bank since June 2005.	1980	2013
Mr. Theisen's extensive experience as an attorney, practicing primarily in the areas of business and labor law, provides insights for the Board into these areas of the law as they relate to Peoples' business operations. His 31 years of experience as a director of Peoples and 32 years as a director of Peoples Bank also contribute a wealth of experience to the Board.

Thomas J. Wolf	65	President of seven holding companies for 14 McDonald's Restaurants in Kentucky and West Virginia. Chairman of the Board for Fifth Avenue Broadcasting Co., Inc., a holding company for four radio stations in Huntington, West Virginia. Board member of Our Lady of Bellefonte Hospital in Ashland, Kentucky, from 2002 to 2008. Board member of the Ronald McDonald House in Huntington, West Virginia, since 1987. He also served as a Board member of Palmetto Heritage Bancshares, Inc., a community bank holding company based in South Carolina, from 2005 to 2007.	2004	2013
Mr. Wolf's 37 years of executive experience in managing businesses in Kentucky and West Virginia is an asset to Peoples' Board. This experience allows Mr. Wolf to provide key input to the Board, from a business perspective as well as insight into Peoples' Kentucky and West Virginia markets.

There are no family relationships among any of the directors, nominees for election as a director and executive officers of Peoples.
None of the directors or nominees for election as a director of Peoples is or has been involved in legal proceedings required to be reported or disclosed in this proxy statement.
EXECUTIVE OFFICERS
The following individuals serve as the executive officers of Peoples as of the date of this proxy statement. Each executive officer is elected annually and serves at the pleasure of the Board of Peoples. The following table lists each executive officer's age as of the date of this proxy statement as well as the positions presently held by each executive officer with Peoples and our principal subsidiaries and each executive officer's individual business experience.

Name	Age	Position

Charles W. Sulerzyski	54	President and Chief Executive Officer
Edward G. Sloane	51	Executive Vice President, Chief Financial Officer and Treasurer
Michael W. Hager	68	Executive Vice President, Human Resources
Timothy H. Kirtley	42	Executive Vice President, Chief Credit Officer
Daniel K. McGill	57	Executive Vice President, Chief Commercial Banker
Carol A. Schneeberger	55	Executive Vice President, Chief Administrative Officer
Richard W. Stafford	46	Executive Vice President, Retail Banking
Mr. Sulerzyski was appointed President and Chief Executive Officer of both Peoples and Peoples Bank on April 4, 2011. Mr. Sulerzyski serves as a member of the boards of Peoples and Peoples Bank and as President of Peoples Insurance Agency, LLC. Prior to joining Peoples, he served as Regional President of the Great Lakes Region for KeyBank, N.A., Cleveland, Ohio, from 2005 to 2010. From 2000 to 2005, Mr. Sulerzyski was a Managing Director at Marsh & McClennan, Inc., a company located in New York, New York, which provides risk and insurance services and solutions; and from 1996 to 2000, he served as Executive Vice President, Community Banking Group, for The Provident Bank, in Cincinnati, Ohio.
Mr. Sloane, a Certified Public Accountant, joined Peoples in May 2008 when he was appointed as Executive Vice President, Chief Financial Officer and Treasurer of Peoples and Peoples Bank. Prior to joining Peoples, Mr. Sloane served from 2006 to 2008 as Senior Vice President of Strategic Planning and Analysis for WesBanco, Inc., a West Virginia bank holding company located in Wheeling, West Virginia. From 1991 to 2006, Mr. Sloane served as Controller of WesBanco, Inc. He has over 25 years of experience in the financial services industry in various roles of increasing responsibility in the accounting, finance, mergers and acquisitions, asset/liability management and strategic planning areas.
Mr. Hager joined Peoples in January 2011 when he was appointed Executive Vice President, Human Resources of both Peoples and Peoples Bank. Prior to joining Peoples, Mr. Hager worked as a Senior Consultant with Enterprise Resource Performance, Inc., a provider of consulting services to federal agencies in Washington, D.C., from 2009 to 2010. Prior to that he served under President Bush as acting Director of the U.S. Office of Personnel Management from August 2008 until January 2009, and as Assistant Secretary for the United States Department of Veterans Affairs from November 2007 until August 2008, where he was responsible for all human resources activity. Mr. Hager served as an Associate Deputy Administrator for the Small Business Administration from July 2005 until November 2007, and prior thereto, was the Chief Human Capital Officer for Bank One Corporation, in Columbus, Ohio, for fifteen (15) years. On October 25, 2011, Mr. Hager notified Peoples that he was resigning from his position as an executive officer and employee of Peoples to pursue other opportunities effective March 31, 2012.
Mr. Kirtley joined Peoples in August 2011 when he was appointed Executive Vice President, Chief Credit Officer of both Peoples and Peoples Bank. Prior to joining Peoples, he served as Executive Vice President, Chief Credit Officer of Delaware County Bank & Trust Co., in Lewis Center, Ohio, from March 2009 to August 2011. From February 2007 to March 2009, Mr. Kirtley served as Vice President, CRE Portfolio Manager for Fifth Third Bank in Columbus, Ohio. From 2002 to February 2007, he was Vice President, Regional Credit Officer for U.S. Bank in Columbus, Ohio.
Mr. McGill joined Peoples in September 2009 when he was appointed Executive Vice President, Chief Commercial Lending Officer of both Peoples and Peoples Bank. In January 2012, Mr. McGill's title was changed to Chief Commercial Banker. Prior to joining Peoples, Mr. McGill worked for FirstMerit Bank, National Association, starting in 1994, and served as President and Chief Executive Officer of the Central Region of FirstMerit Bank, National Association from 1997 to July 2009.
Ms. Schneeberger, a Certified Public Accountant, serves as Executive Vice President, Chief Administrative Officer of Peoples and Peoples Bank, positions she has held since July 2011. From April 2009 to July 2011 she served as Executive Vice President, Operations of Peoples, and from February 2000 to July 2011, she served as Executive Vice President, Operations and Cashier of Peoples Bank. From April 2007 to May 2008, Ms. Schneeberger served as interim Chief Financial Officer and Treasurer of both Peoples and Peoples Bank. From October 1988 to April 1999, Ms. Schneeberger was Vice President for Operations of Peoples. Prior thereto, she was Auditor of Peoples from August 1987 to October 1988 and Auditor of Peoples Bank from January 1986 to October 1988. Ms. Schneeberger joined Peoples Bank in 1977.
Mr. Stafford joined Peoples in February 2010 when he was appointed Executive Vice President, Retail Banking of both Peoples and Peoples Bank. Prior to joining Peoples, Mr. Stafford served as Senior Vice President of Retail Banking and Chief Operating Officer of Citizens First Bancorp, Inc., a Michigan bank holding company, from 2005 to January 2010.
None of the executive officers of Peoples is or has been involved in legal proceedings required to be reported or disclosed in this proxy statement.

THE BOARD AND COMMITTEES OF THE BOARD
Independence of Directors
The rules of The NASDAQ Stock Market LLC (the “NASDAQ Rules”) require that a majority of the members of Peoples' Board be independent directors. The definition of an independent director for purposes of the NASDAQ Rules includes a series of objective criteria, which Peoples' Board has used in determining whether its members are independent.
Peoples is led by Charles W. Sulerzyski, who serves as President and Chief Executive Officer and a director, and Richard Ferguson, an independent director who serves as a non-executive Chairman of the Board, a position he has held since July 2008. Peoples' Board is comprised of Mr. Sulerzyski and ten directors, nine of whom are independent. Peoples believes that the independent directors provide objective oversight of management performance as a key component of efficient corporate governance and overall risk management. The Board has determined that the most effective leadership structure for Peoples at the present time is for a different person to serve as each of the Chief Executive Officer and the Chairman of the Board, coupled with independent chairs of the Audit, Risk, Compensation, and Governance and Nominating Committees. The Board regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman of the Board based upon the needs of Peoples in order to provide effective oversight of management.
In addition to considering the objective criteria, as required by the NASDAQ Rules, the Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of the Board, would interfere with such individual's exercise of independent judgment in carrying out the responsibilities of a director. In making these independence determinations, the Board has reviewed, considered and discussed each director's business and personal relationships, both direct and indirect, with Peoples and its subsidiaries and the compensation and other payments each director and such director's immediate family members have, both directly and indirectly, received from or made to Peoples and its subsidiaries and presently expect to receive from or make to Peoples and its subsidiaries. Based on that review, consideration and discussion, the Board has determined that at least a majority of its members qualify as independent directors. The Board has further determined that each of the following directors has no financial or personal ties, either directly or indirectly, with Peoples or its subsidiaries (other than compensation received in the individual's capacity as a director of Peoples and its subsidiaries, non-preferential banking relationships in the ordinary course of business with Peoples Bank, ownership of common shares of Peoples as described in this proxy statement and, in the case of Mr. Mead, service for a period of approximately nine months as interim President and Chief Executive Officer of Peoples and Peoples Bank) and thus qualifies as independent: Carl L. Baker, Jr.; George W. Broughton; Richard Ferguson; Dr. Brenda F. Jones; David L. Mead; Susan D. Rector; Theodore P. Sauber; Paul T. Theisen; and Thomas J. Wolf. The Board also determined that during his period of service which ended February 3, 2012, Wilford D. Dimit had no financial or personal ties, either directly or indirectly, with Peoples and its subsidiaries (other than compensation received in his capacity as a director of Peoples and its subsidiaries, non-preferential banking relationships in the ordinary course of business with Peoples Bank and ownership of common shares of Peoples) and thus qualified as independent.
Paul T. Theisen was Of Counsel to, and an independent contractor with, the law firm of TheisenBrock, LPA until December 2008. Mr. Theisen has not been a partner, controlling shareholder or executive officer or otherwise been related to or held any interest in TheisenBrock, other than as Of Counsel and an independent contractor (and has not personally performed legal services for Peoples or any of our subsidiaries), since 1998. TheisenBrock performed legal services for Peoples and its subsidiaries during the 2011 fiscal year.
The Board has determined that, due to his status as a partner in the law firm of TheisenBrock, James S. Huggins does not qualify as an independent director either under the applicable NASDAQ Rules or for purposes of Rule 16b-3 under the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended, each of which applies to directors serving on the Compensation Committee. The amount and variety of work TheisenBrock performed and continues to perform for Peoples, and Mr. Huggins' role with TheisenBrock, were recognized and considered by the Board in its evaluation of Mr. Huggins' qualifications as a director.
Charles W. Sulerzyski does not qualify as an independent director because he serves as an executive officer of Peoples and Peoples Bank.
Executive Sessions
In accordance with applicable NASDAQ Rules, the independent directors were given the opportunity to meet in executive session during each meeting of Peoples' Board and at such other times as the independent directors deemed necessary. Each executive session is presided over by the Chairman of the Board.

Meetings of the Board and Attendance at Annual Meetings of Shareholders
The Board held a total of 17 meetings during the 2011 fiscal year. Each incumbent director attended 84% or more of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served, in each case during his or her period of service.
Peoples encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the directors serving on the Board at that time attended Peoples' last annual meeting of shareholders held on April 28, 2011.
Committees of the Board
The Board has five standing committees: Audit, Compensation, Executive, Governance and Nominating, and Risk. The Audit Committee and the Risk Committee are charged with the majority of the risk oversight responsibilities of the Board. With the exception of the Executive Committee, which is chaired by Mr. Sulerzyski, each of the standing committees is chaired by a separate independent director. The Risk Committee is the committee providing the primary oversight of significant risks on an enterprise-wide level within all the defined risk categories, as discussed below. However, the Audit Committee's duties do include overseeing a substantial portion of management's actions to address compliance, legal and operational risks. The Compensation Committee evaluates, with Peoples' senior risk officers, all risks posed by Peoples' compensation programs and makes all reasonable efforts required to limit any unnecessary risks these programs pose to Peoples and ensure that the programs do not encourage participants to take unnecessary and excessive risks that threaten the value of Peoples. These evaluations continue in accordance with guidance from applicable federal regulators.  The Audit, Compensation and Risk Committees are focused on maintaining our key risks within acceptable tolerances and work in concert to provide enterprise-wide oversight. Each committee's role and its interaction with the full Board regarding the committee's oversight responsibilities are described more fully below.  Through these committees and the effective working relationships with management, the Board is able to effectively monitor and maintain an active role in the oversight of the key aspects of risks to which Peoples is exposed. Peoples believes that this risk oversight structure, coupled with Peoples' leadership structure of having an independent director serve as Chairman of the Board, maximizes the independence and objectivity of the Board in carrying out its functions.
Audit Committee
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and conducts its business pursuant to a written charter adopted by the Board. A current copy of the charter of the Audit Committee is posted on the “Corporate Governance & Ethics” page of Peoples' website at www.peoplesbancorp.com. At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Among other duties set forth in its charter, the Audit Committee is responsible for:

•	overseeing the accounting and financial reporting processes of Peoples;

•	overseeing the audits of the consolidated financial statements of Peoples;

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appointing, terminating, compensating and overseeing the work of Peoples' independent registered public accounting firm, including resolving any disagreements between Peoples' management and Peoples' independent registered public accounting firm regarding financial reporting;

•	pre-approving all audit and non-audit services provided by Peoples' independent registered public accounting firm;

•	discussing with management, the internal auditors and Peoples' independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls of Peoples;

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reviewing and concurring in the appointment, replacement, reassignment or dismissal of the internal auditors, the scope of the internal audit and the operation and performance of the internal auditors;

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reviewing all related person transactions (any transaction required to be reported pursuant to Item 404 of SEC Regulation S-K) for potential conflict of interest situations and approving related person transactions as appropriate;

•	reviewing Peoples' earnings press releases, financial information and earnings guidance and financial statements and related disclosures in Peoples' periodic reports;

•	setting hiring policies for employees or former employees of Peoples' independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints received by Peoples regarding accounting, internal accounting controls or auditing matters;

•
reviewing with the internal auditors and Peoples' counsel, legal and regulatory matters that may have a material impact on Peoples' consolidated financial statements, related compliance policies of Peoples and compliance with Peoples' Code of Ethics for Directors, Officers and Employees and programs and reports received from regulatory agencies;

•	assisting the Board in the oversight of:

•	the performance of Peoples' independent registered public accounting firm, and

•	the independent registered public accounting firm's qualifications and independence;

•	Preparing the report of the Audit Committee required to be included in Peoples' annual proxy statement; and

•	other duties and responsibilities as may be delegated to the Audit Committee by the full Board.
The Audit Committee held four meetings during the 2011 fiscal year. The “AUDIT COMMITTEE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011” appears beginning on page 54.
The Audit Committee is currently comprised of Thomas J. Wolf (Chairman), Carl L. Baker, Jr., Richard Ferguson, Dr. Brenda F. Jones and Theodore P. Sauber, each of whom also served on the Audit Committee throughout the entire 2011 fiscal year. The Board has determined that each of the current members of the Audit Committee qualifies as an independent director for purposes of Rule 10A-3 under the Exchange Act and under the applicable NASDAQ Rules.
The Board has concluded that each member of the Audit Committee is capable of (i) understanding accounting principles generally accepted in the United States (“US GAAP”) and financial statements, (ii) assessing the general application of US GAAP in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating Peoples' consolidated financial statements, (iv) understanding internal control over financial reporting, and (v) understanding audit committee functions. Based upon his background, knowledge, qualifications, experience and profession, the Board has determined that Richard Ferguson qualifies as an “audit committee financial expert” under the SEC's rules, and as “financially sophisticated” for purposes of the applicable NASDAQ Rules.
Compensation Committee
The Compensation Committee is currently comprised of four directors: George W. Broughton (Chairman), Carl L. Baker, Jr., David L. Mead and Paul T. Theisen. Messrs. Baker, Broughton and Theisen also served as members of the Compensation Committee throughout the entire 2011 fiscal year. Mr. Mead was appointed as a member of the Compensation Committee on April 28, 2011. Messrs. Baker, Broughton and Theisen qualify as (i) “independent directors” under the applicable NASDAQ Rules, (ii) “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and (iii) “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Mr. Mead qualifies as an “independent director” under the applicable NASDAQ Rules and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act; however, he does not qualify as an “outside director” under Section 162(m) of the Internal Revenue Code because he formerly served as Peoples' interim President and Chief Executive Officer. As a result, Mr. Mead may not participate in actions taken by the Compensation Committee having Section 162(m) implications.
The Compensation Committee also constituted a “compensation committee” for purposes of the requirements applicable to Peoples during its participation in the TARP Capital Purchase Program through December 28, 2011 (the “Covered Period”). The executive compensation standards under the ARRA and the Interim Final Rule required that the Compensation Committee meet at least every six months during the Covered Period and take the following actions:

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Discuss, evaluate and review all “SEO Compensation Plans” (as defined in the Interim Final Rule) with Peoples' senior risk officers to ensure that the SEO Compensation Plans do not include incentives for the “Senior Executive Officers” (as defined in the Interim Final Rule) of Peoples to take unnecessary and excessive risks that could threaten Peoples' value.

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Discuss, evaluate and review all “Employee Compensation Plans” (as defined in the Interim Final Rule) with Peoples' senior risk officers in light of the risks (including the short-term and long-term risks) posed to Peoples by such Employee Compensation Plans and how to limit such risks.

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Discuss, evaluate and review all Employee Compensation Plans and identify and eliminate features in the Employee Compensation Plans that could encourage the manipulation of reported earnings of Peoples to enhance the compensation of any employee.

The Compensation Committee is required to both disclose the results, and certify completion, of the reviews described above in the Compensation Committee Report. The disclosure and certifications in the form required by the Interim Final Rule are included in the section captioned “COMPENSATION COMMITTEE REPORT”.
The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A current copy of the charter of the Compensation Committee is posted on the “Corporate Governance & Ethics” page of Peoples' website at www.peoplesbancorp.com. The Compensation Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval as necessary.
The primary function of the Compensation Committee is to review and approve, on behalf of the Board, recommendations regarding all forms of compensation to be provided to the executive officers and directors of Peoples and our subsidiaries, including bonuses, equity-based compensation, cash incentives, perquisites, employee benefits and salary programs. In carrying out this function, the Compensation Committee is responsible for reviewing and approving individual goals and objectives, and recommending to the Board corporate goals and objectives relevant to the compensation of Peoples' executive officers and other officers designated by the Board, evaluating such officers' performance in light of those goals and objectives and determining compensation based on that evaluation. The Compensation Committee administers Peoples' 1995 Stock Option Plan (the “1995 Plan”), 1998 Stock Option Plan (the “1998 Plan”), 2002 Stock Option Plan (the “2002 Plan”), Amended and Restated 2006 Equity Plan (the “2006 Plan”), and the Incentive Program, and approves grants of awards under the 2006 Plan and the Incentive Program in compliance with applicable securities and tax laws. Since April 13, 2006, no further awards could be granted under the 1995 Plan, the 1998 Plan or the 2002 Plan, although awards are outstanding under each of those plans. The Compensation Committee also undertakes such other responsibilities as the full Board may from time to time prescribe.
The Compensation Committee held fifteen meetings during the 2011 fiscal year. Its Chairman determines the agenda for the meetings of the Compensation Committee with the assistance of Peoples' Director of Human Resources who serves as the Secretary to the Compensation Committee. During the 2011 fiscal year, the Compensation Committee reviewed and approved management recommendations on all forms of compensation provided to the executive officers. The Committee also reviewed recommendations regarding all forms of compensation for directors of Peoples and our subsidiaries and made recommendations to the Board for its consideration. Additionally, the Compensation Committee reviewed and approved all equity-based compensation, cash incentives, perquisites, employee benefits, salary programs, and human resources policies and procedures for employees of Peoples and our subsidiaries. The Compensation Committee also reviewed and approved the goals and objectives for the 2011 fiscal year relevant to the compensation of Peoples' executive officers, and recommended the 2011 fiscal year corporate performance goals to the Board, which were subsequently approved by the Board. The Compensation Committee evaluated the executive officers' performance in light of those goals and objectives and determined the compensation earned by each executive officer based on that evaluation. The Compensation Committee periodically reviews and discusses Peoples' management succession and development activities with the full Board.
The Compensation Committee has the authority to retain one or more compensation consultants or advisors to assist in the evaluation of director and executive officer compensation. The Compensation Committee has sole authority to retain and terminate any such compensation consultant or advisor, including sole authority to approve the fees and other retention terms of any consultant or advisor. The Compensation Committee has engaged McLagan, an AONHewitt Company, a compensation and benefits consultant serving the financial services industry. The Compensation Committee has direct access to the consultant and may engage the consultant on an as needed basis for advice with respect to the amount and form of executive and director compensation. Please see the discussion of the consulting services provided to the Compensation Committee by McLagan in the section captioned “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS - Setting Executive Compensation”.
The “COMPENSATION DISCUSSION AND ANALYSIS” regarding executive compensation for the 2011 fiscal year appears beginning on page 24, and the “COMPENSATION COMMITTEE REPORT” for the 2011 fiscal year appears beginning on page 37.
Executive Committee
The Executive Committee is currently comprised of Charles W. Sulerzyski (Chairman), Carl L. Baker, Jr., George W. Broughton, Richard Ferguson, Paul T. Theisen and Thomas J. Wolf. Messrs. Baker, Broughton, Ferguson, Mead, Theisen and Wolf also served as members of the Executive Committee during the entire 2011 fiscal year. David L. Mead served as Chairman of the Executive Committee until April 4, 2011. Mr. Sulerzyski became Chairman of the Executive Committee on April 4, 2011. The Executive Committee is authorized to act in the intervals between meetings of the directors on matters delegated to the Executive Committee by the full Board. The Executive Committee held two meetings during the 2011 fiscal year.

Governance and Nominating Committee
The members of the Governance and Nominating Committee are: Paul T. Theisen (Chairman), George W. Broughton, Dr. Brenda F. Jones and Susan D. Rector. Each of Messrs. Broughton and Theisen, and Dr. Jones also served on the Governance and Nominating Committee throughout the entire 2011 fiscal year. Ms. Rector became a member of the Governance and Nominating Committee on August 25, 2011. Former director Wilford D. Dimit served as a member of the Governance and Nominating Committee throughout the entire 2011 fiscal year. He also served on the Committee in 2012 through his retirement date of February 3, 2012. The Board has determined that each of the current members of the Governance and Nominating Committee qualifies as an independent director under applicable NASDAQ Rules.
The Governance and Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board. The primary responsibilities of the Governance and Nominating Committee are to:

•	establish and articulate qualifications, desired background and selection criteria for members of the Board consistent with the eligibility requirements set forth in Peoples' Code of Regulations;

•	evaluate candidates for the Board recommended by shareholders and periodically review the procedures used by the Governance and Nominating Committee in the evaluation process;

•
identify qualified candidates for election (including re-election), nomination or appointment to the Board and recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of Peoples or as vacancies occur;

•	make recommendations to the full Board and the Chairman of the Board regarding assignment and rotation of members and chairs of committees of the Board;

•	oversee matters of corporate governance, including an evaluation of Board performance and processes;

•
review with the Chairman of the Board, or another director designated by the full Board, issues involving potential conflicts of interest and/or any change of status of directors pursuant to applicable law and the applicable provisions of Peoples' Code of Ethics for Directors, Officers and Employees or Peoples' Code of Regulations;

•	recommend to the full Board for its consideration the number of individuals to serve on the Board;

•	periodically review Peoples' Code of Ethics for Directors, Officers and Employees and recommend to the full Board changes thereto, as necessary or appropriate; and

•	undertake such other responsibilities as may be referred to the Governance and Nominating Committee by the full Board or the Chairman of the Board.
The charter of the Governance and Nominating Committee is posted on the “Corporate Governance & Ethics” page of Peoples' website at www.peoplesbancorp.com. The Governance and Nominating Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval as necessary. The Governance and Nominating Committee held four meetings during the 2011 fiscal year.
Risk Committee
The Risk Committee is currently comprised of: Carl L. Baker, Jr. (Chairman), George W. Broughton, Richard Ferguson, James S. Huggins, David L. Mead, Theodore P. Sauber, Paul T. Theisen and Thomas J. Wolf. Each of Messrs. Baker, Broughton, Ferguson, Sauber, Theisen and Wolf also served as members of the Risk Committee during the entire 2011 fiscal year. David L. Mead and James S. Huggins became members of the Risk Committee on April 28, 2011 and February 23, 2012 respectively.
The Risk Committee is organized and conducts its business pursuant to a written charter adopted by the Board. The primary responsibilities of the Risk Committee are:

•
ensuring that policies, procedures and guidelines are designed and implemented so as to manage risk to Peoples in all forms, including credit, market, liquidity, compliance and legal, operational, strategic and reputation risks;

•	overseeing management's implementation and enforcement of Peoples' risk management policies, procedures, and guidelines;

•	monitoring Peoples' internal risk management function; and

•	ensuring that Peoples' risk management activities are parallel to, and reconcile with, Peoples' strategic plan.

The Risk Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval as necessary. The Risk Committee held four meetings during the 2011 fiscal year.
NOMINATING PROCEDURES
As described above, Peoples has a standing Governance and Nominating Committee that has the responsibility to identify and recommend to the full Board individuals qualified to become directors. Each candidate must satisfy the eligibility requirements set forth in Peoples' Code of Regulations. To be eligible for election as a director, an individual must be a shareholder of Peoples. Beyond this requirement, the Governance and Nominating Committee will consider such factors as it deems appropriate in evaluating potential individuals for Board membership, including a consideration of the individual's contribution to the diversity of the Board. When considering potential candidates for the Board, the Governance and Nominating Committee strives to assure that the composition of the Board, as well as its practices and operation, contribute to value creation and to the effective representation of Peoples' shareholders. The Governance and Nominating Committee may consider those factors it deems appropriate in evaluating director candidates.
In considering candidates for the Board, the Governance and Nominating Committee evaluates the entirety of each candidate's credentials and, other than the requirement of being a shareholder, does not have any specific minimum qualifications that must be met by a Governance and Nominating Committee-recommended nominee. However, the Governance and Nominating Committee does believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director. When identifying nominees to serve as directors, the Governance and Nominating Committee will consider candidates in light of the current composition and needs of the Board. Factors that will be given weight in the consideration may include diversity in business and professional experience, skills, gender, ethnic background, as well as experience and or residence in Peoples' diverse market areas. Each of these factors will be considered in order to provide the most benefit to the shareholders of Peoples by selecting directors with the most excellent and appropriate credentials relative to Peoples' business and markets.
The Governance and Nominating Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. The Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates.
Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to the Corporate Secretary of Peoples at Peoples' executive offices in Marietta, Ohio. Such recommendation should provide the candidate's name, age, business address, residence address, principal occupation or employment and number of common shares beneficially owned. The recommendation should also describe the qualifications, attributes, skills or other qualities of the recommended director candidate. A written statement from the candidate consenting to be named as a director candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.
Shareholders who wish to nominate an individual for election as a director at an annual meeting of the shareholders of Peoples must comply with Peoples' Code of Regulations regarding shareholder nominations. Shareholder nominations must be made in writing and delivered or mailed to the Corporate Secretary of Peoples not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors. However, if less than 21 days' notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed to the shareholders. Nominations for the Annual Meeting must be received by April 12, 2012. Each nomination must contain the following information to the extent known by the nominating shareholder:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each proposed nominee;

•	the number of shares of capital stock of Peoples beneficially owned by each proposed nominee and by the nominating shareholder; and

•	any other information required to be disclosed with respect to a nominee for election as a director under the SEC's proxy rules.
Each nomination must be accompanied by the written consent of the proposed nominee to serve as a director of Peoples if elected. Nominations not made in accordance with the above requirements and Peoples' Code of Regulations will not be considered.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD
Although Peoples has not to date developed formal processes by which shareholders may communicate directly with directors, it believes the informal process, in which any communication sent to the Board either generally or in care of the Chief Executive Officer, the Corporate Secretary or another corporate officer is forwarded to all members of the Board or specified individual directors, as appropriate, has served the needs of the Board and Peoples' shareholders. There is no screening process, and all shareholder communications that are received by Peoples' officers for the attention of the Board are forwarded to the members of the Board.
Having found no problems with shareholder communications to directors under the existing process described above, the Governance and Nominating Committee has not found it necessary to develop more specific procedures. Until other procedures are developed and posted on the “Corporate Governance & Ethics” page of Peoples' website at www.peoplesbancorp.com, any communication to the Board or to individual directors may be mailed to the Board or one or more individual directors, in care of Peoples' Corporate Secretary, at Peoples' headquarters in Marietta, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication,” as appropriate. In addition, shareholders may utilize Peoples' website to communicate with the Board or individual directors. Correspondence through the “Investor Relations - Shareholder Information” page of the website is also directed to the Corporate Secretary. All such communications, whether via mail or the website, must identify the author as a shareholder of Peoples and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors without any screening. Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening.
PROPOSAL NUMBER 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and corresponding SEC rules enable Peoples' shareholders to vote to approve, on an advisory and non-binding basis, the compensation of Peoples' named executive officers as disclosed in this proxy statement in accordance with SEC rules. Accordingly, the following resolution will be submitted for shareholder approval at the Annual Meeting:
“RESOLVED, that the compensation paid to the named executive officers of Peoples Bancorp Inc. as disclosed in this proxy statement pursuant to Item 402 of SEC Regulation S-K, including in the “COMPENSATION DISCUSSION AND ANALYSIS”, the “SUMMARY COMPENSATION TABLE FOR 2011”, the additional compensation tables and the accompanying narrative disclosure, is hereby approved on an advisory, non-binding basis.”
The Board believes that Peoples' compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are effective in aligning the compensation of Peoples' named executive officers with Peoples' short-term goals and long-term success and that such compensation and incentives are designed to attract, retain and motivate Peoples' key executives who are directly responsible for Peoples' continued success. The Board believes that Peoples' compensation policies and practices do not threaten the value of Peoples or the investments of its shareholders or create incentives to engage in behaviors or business activities that are reasonably likely to have a material adverse impact on Peoples. The Board further believes that Peoples' culture focuses executives on sound risk management and appropriately rewards executives for performance. We further believe that Peoples' compensation policies and procedures are reasonable in comparison both to Peoples' peer bank holding companies and to Peoples' performance during the 2011 fiscal year.
Similar “Say on Pay” proposals were approved by a significant majority of the common shares voted at each of Peoples' 2011 Annual Meeting of Shareholders, 2010 Annual Meeting of Shareholders and 2009 Annual Meeting of Shareholders, in connection with Peoples' participa-tion in the TARP Capital Purchase Program.
Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of Peoples' named executive officers in the section captioned “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 24 of this proxy statement.
Because your vote is advisory, the outcome of the vote will not: (i) be binding upon Peoples' Board or the Compensation Committee with respect to future executive compensation decisions, including those relating to Peoples' named executive officers, or otherwise; (ii) overrule any decision made by the Board or the Compensation Committee; or (iii) create or imply any additional fiduciary duty by Peoples' Board or the Compensation Committee. However, the Compensation

Committee expects to take into account the outcome of the vote when considering future executive compensation arrangements.
Recommendation and Vote Required
THE BOARD UNANIMOUSLY RECOMMENDS THAT PEOPLES' SHAREHOLDERS VOTE “FOR” APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF THE COMPENSATION PAID TO PEOPLES' NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF SEC REGULATION S-K, IN THE “COMPENSATION DISCUSSION AND ANALYSIS”, THE “SUMMARY COMPENSATION TABLE FOR 2011”, THE ADDITIONAL COMPENSATION TABLES AND THE ACCOMPANYING NARRATIVE DISCLOSURE.
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve, in a non-binding advisory vote, the compensation paid to Peoples' executive officers as disclosed in this proxy statement. Proxies received by Peoples and not revoked prior to or at the Annual Meeting will be voted in favor of this non-binding, advisory proposal unless otherwise instructed by the shareholder. The effect of an abstention is the same as a vote “AGAINST” the proposal. Broker non-votes will not be counted in determining whether the proposal has been approved.
PROPOSAL NUMBER 3:
ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act and corresponding SEC rules also enable Peoples' shareholders to vote, on an advisory and non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of Peoples' named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Accordingly, the following resolution is submitted for an advisory shareholder vote at the Annual Meeting:
“RESOLVED, that the shareholders advise that an advisory resolution with respect to executive compensation should be presented to the shareholders every one, two, or three years as reflected by their votes for each of these alternatives in connection with this resolution.”
In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, you should abstain.
The Board believes that emerging corporate practices and governance trends favor an annual advisory vote. This would give shareholders the opportunity to react promptly to emerging trends in compensation, and the Board and the Compensation Committee the opportunity to evaluate compensation decisions in light of yearly feedback from the shareholders.
Because your vote is advisory, it will not be binding upon Peoples' Board or the Compensation Committee. However, the Board will take into account the outcome of the vote when considering the frequency of advisory shareholder approval of the compensation of named executive officers.
Recommendation and Vote Required
THE BOARD RECOMMENDS HOLDING AN ADVISORY VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS “EVERY 1 YEAR”.
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve, one of the selections under this advisory proposal. Proxies received by Peoples and not revoked prior to the Annual Meeting will be voted in favor of “every 1 year” unless otherwise instructed by the shareholder. The effect of an abstention is the same as a vote “AGAINST” each of the selections in the advisory proposal. Broker non-votes will have no effect on the outcome.

EXECUTIVE COMPENSATION:
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Previous Year Performance and Compensation
The Compensation Committee of the Board (for the purpose of this discussion and analysis, the “Committee”) has responsibility for establishing, implementing, and continually monitoring adherence with Peoples' compensation philosophy. The Committee ensures that the total compensation paid during 2011 to the individuals included in the “SUMMARY COMPENSATION TABLE FOR 2011” on page 40 (referred to collectively as the “named executive officers”), is reasonable, competitive and aligned with the best interests of Peoples' shareholders. The Committee believes all employees should be rewarded for executing on goals designed to create long-term shareholder value without encouraging unnecessary and excessive risk-taking that could threaten the value of Peoples.
2011 saw an economic and financial environment in which Peoples continued to improve its credit issues by reducing historically high levels of provisions for loan losses and charge offs. The Committee believes that Peoples' achievement of several key results demonstrates the effective balance of incentive and risk in Peoples' incentive program design. During 2011, the Committee dedicated critical resources to the review and design of a 2012 plan that it believes will incentivize Peoples' executive officers to continue to achieve results in the best interests of the shareholders. The Committee has determined that Peoples' compensation policies and practices do not threaten the value of Peoples or the investments of its shareholders or create incentives to engage in behaviors or business activities that are reasonably likely to have a material adverse impact on Peoples. Please see the discussion of this review in the “COMPENSATION COMMITTEE REPORT - Discussion of Risk Review and Assessment.”
The goal of the compensation program for Peoples' executive officers is the same as our goal for operating Peoples - to create long-term value for our shareholders. Toward this goal, we have designed and implemented a compensation program for the executive officers to: (i) reward them for sustained positive financial and operating performance and leadership excellence; (ii) align their interests with those of the shareholders; (iii) attract qualified talent; and (iv) encourage strong performers to remain with Peoples for long and productive careers. The elements of our compensation program consist of base salary, cash and equity-based incentive compensation, retirement and other benefits, and perquisites and other personal benefits. We combine the compensation elements for each executive officer in a manner we believe optimizes the executive officer's contribution to Peoples and our shareholders, motivates the executive officer to attain the business goals set by Peoples, and rewards the executive officer for attaining such goals without encouraging unnecessary and excessive risk-taking that could threaten the value of Peoples.
During 2011, the Compensation Committee made several key decisions affecting executive compensation:

•
In order to encourage executive officers and employees to remain with Peoples and to perform at achievable levels while maintaining acceptable levels of risk, the Committee developed the 2011 incentive program that increased the payout potential for achieving threshold level of performance and reduced the differential between target and maximum performance metrics while also lowering the percentages for potential payouts for target and maximum performance achievements in order to (1) better align the earnings potential for executive officers with the expected decreased earnings potential for Peoples, (2) reduce the incentive for executive officers and employees to engage in business activities or other behavior that would threaten the value of Peoples, and (3) provide the potential for at least a threshold level of incentive payments thereby encouraging executive officers and employees to remain with Peoples.

•
On January 27, 2011, the Board approved the compensation package for Michael W. Hager, Peoples' then newly-appointed Executive Vice President, Human Resources, which was comprised of : (1) base salary of $165,000; (2) a deferred employment sign-on bonus of $20,000, that was paid on April 15, 2011 if he was still employed by Peoples at that time; (3) a grant of 2,000 restricted shares on February 1, 2011, with 1,000 of the restricted shares vesting on each of February 1, 2012, and February 1, 2013, if he remained employed on the applicable date; and (4) a change in control agreement effective January 27, 2011 with the same terms as the change in control agreements between Peoples and Edward G. Sloane, Daniel K. McGill and Carol A. Schneeberger. On October 25, 2011, Mr. Hager notified Peoples that he was resigning from his positions as an executive officer and employee of Peoples to pursue other opportunities effective March 31, 2012. As a result, he forfeited 1,000 of the restricted shares and his change in control agreement will expire by its terms. This package immediately aligned the interests of Mr. Hager with those of the shareholders through the equity grant, and the Committee believes that the compensation package for Mr. Hager was structured appropriately in light of the Committee's goal of attracting the most capable executive officers.

•	On January 27, 2011, adopted a Management Transition Bonus Plan to encourage executive officers to continue service to Peoples during the search for a new President and Chief Executive Officer and the

transition following employment of Charles W. Sulerzyski as President and Chief Executive Officer. The Management Transition Bonus Plan payment was made on December 30, 2011 to those executive officers entitled to receive it.

•	On January 27, 2011, adopted an amendment to the Peoples Bancorp Inc. Retirement Plan and Trust to freeze benefit accruals as of March 1, 2011.

•
On March 8, 2011, approved a compensation package for Charles W. Sulerzyski who joined Peoples on April 4, 2011, as President and Chief Executive Officer of Peoples. Mr. Sulerzyski's compensation package was previously disclosed in Peoples' current report on Form 8-K filed on March 11, 2011, and is detailed further in the “SUMMARY COMPENSAITON TABLE FOR 2011” found on page 40. Elements of Mr. Sulerzyski's compensation during 2011 were subject to limitations due to Peoples' participation in the TARP Capital Purchase Program and the terms of Peoples' Excessive or Luxury Expenditure Policy. Mr. Sulerzyski entered into a letter agreement on April 4, 2011 similar to that entered into by the other executive officers that modified all compensation and benefit plans in which he participated to the extent necessary to comply with the executive compensation limitations under EESA and the additional restrictions imposed by the ARRA and the Interim Final Rule. The Committee believes that the compensation package for Mr. Sulerzyski was structured appropriately in light of the Committee's goal of attracting the most capable executive officers and served to immediately align the interests of Mr. Sulerzyski with those of the shareholders.

•	On December 13, 2011, adopted a redesigned 2012 annual incentive program and long term incentive program, which are detailed on page 33.

•
On December 13, 2011, adopted a stock holding requirement for the executive officers with respect to equity-based compensation awards, which will remain in effect during the time the individuals are employed by Peoples. The holding requirement will be based upon a percentage of the “net shares” held by an executive officer following vesting or exercise of an equity-based compensation award. Such “net shares” represent the number of common shares an executive officer owns after paying for taxes through the withholding of common shares in the case of restricted stock, or if granted in the future, after paying for the exercise price and taxes through the withholding of common shares in the case of the exercise of stock options or other similar forms of equity. Each executive officer will be required to maintain ownership of 50% of such net shares through the term of his or her employment.

•
During 2011, David L. Mead did not participate in the 2011 incentive program while he served as interim President and Chief Executive Officer of Peoples and Peoples Bank. However, Mr. Mead received retainer and attendance fees as a director of both Peoples and Peoples Bank during 2011, and received a base salary and participated in benefit programs available to all Peoples employees, including 401(k) and Group Term Life Insurance during his service as interim President and Chief Executive Officer.

The following compensation was paid or awarded to the named executive officers in 2011 for 2011 fiscal year performance:

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Base salary - In 2010, the Committee determined that the base salaries for Mr. Sloane and Mr. McGill would be increased to $201,000 and $212,000 respectively, effective January 1, 2011. The 2011 base salaries for Mr. Sulerzyski, and Ms. Schneeberger were adjusted during the year (each adjustment was made after a thorough market analysis of compensation for the position). After a six month performance review by the Committee as contemplated by the terms of his employment, the annual salary for Mr. Sulerzyski was increased from $383,000 to $420,000. After her promotion to Chief Administrative Officer, the Committee increased the annual salary for Ms. Schneeberger from $190,000 to $210,000. The base salary for Mr. Mead during the period of his service as interim President and Chief Executive Officer was $250,000.

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Discretionary Bonus - On March 31, 2011, the Committee approved a one-time discretionary bonus for Mr. Mead in the amount of $50,000, which was paid on April 28, 2011, in recognition of his performance as interim President and Chief Executive Officer.

•	Incentive compensation

◦
Cash - In February 2012, a cash incentive was awarded to each of the individuals then serving as executive officers, based upon their performance relative to their respective 2011 individual and corporate performance goals.

◦
Time vested restricted stock - In February 2012, restricted stock with a two-year time vesting requirement was awarded to each of the individuals then serving as an executive officer, with the number of shares of restricted stock awarded based upon the executive's performance relative to his or her 2011 individual and corporate performance goals.

◦
Performance-vested restricted stock - In February 2012, restricted stock with a three year performance-based vesting was awarded to each of the individuals serving as executive officers, based upon each executive's performance relative to his or her 2011 individual and corporate performance goals. The performance required for vesting of this restricted stock is the achievement by Peoples of $2.83 cumulative earnings per common share for the three-year period ending December 31, 2013.

The Committee believes that the best measure of whether the executive compensation program is achieving its intended goals is to look at the long-term performance of Peoples. Peoples' participating executive officers received payouts for individual and corporate performance through the 2011 incentive program. Due to the improved performance noted previously, the Committee believes Peoples' compensation program for its executive officers continues to be aligned with the interests of the shareholders, and the payouts and adjustments made pursuant to the annual incentive program and aforementioned adjustments to annual salary reflected Peoples' improved performance.
TARP Capital Purchase Program
Pursuant to its authority under the EESA, the U.S. Treasury created the TARP Capital Purchase Program. As a participant, Peoples sold 39,000 Fixed Rate Cumulative Perpetual Preferred Shares, Series A (the “Series A Preferred Shares”) and a 10-year warrant to purchase 313,505 of Peoples' common shares (the “Warrant”) to the U.S. Treasury for $39 million on January 30, 2009. On February 2, 2011, Peoples completed a partial repurchase of 21,000 of the Series A Preferred Shares and on December 28, 2011, repurchased the remaining 18,000 Series A Preferred Shares from the U.S. Treasury. On February 15, 2012, Peoples completed the repurchase of the Warrant from the U.S. Treasury.
During the period in which the Series A Preferred Shares remained outstanding, the executive compensation standards of EESA, as well as the additional restrictions imposed by the Interim Final Rule applied to Peoples' “Senior Executive Officers” (as defined in the Interim Final Rule) as well as other specified employees.
    The ARRA and the Interim Final Rule imposed limitations on Peoples' executive compensation practices by, among other things:
(i) limiting the deductibility, for U.S. federal income tax purposes, of compensation paid to any of our Senior Executive Officers to $500,000 per year through and including fiscal 2011;
The following items ceased to apply to Peoples as of December 28, 2011:
(ii) prohibiting the payment or accrual of any bonus, retention award or incentive compensation to our five most highly-compensated employees;
(iii) prohibiting the payment of golden parachute payments (as defined in the Interim Final Rule) to our Senior Executive Officers or any of our next five most highly-compensated employees upon a departure from Peoples and our subsidiaries or due to a change in control of Peoples, except for payments for services performed or benefits accrued;
(iv) requiring Peoples or the applicable subsidiary to “claw back” any bonus, retention award or incentive compensation paid (or under a legally binding obligation to be paid) to a Senior Executive Officer or any of our next 20 most highly-compensated employees if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (this requirement ceased to apply as of December 28, 2011, but Peoples will be required to implement the “claw back” rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) when they become effective);
(v) prohibiting Peoples and our subsidiaries from maintaining any Employee Compensation Plan (as defined in the Interim Final Rule) that would encourage the manipulation of Peoples' reported earnings to enhance the compensation of any of our employees (remains part of Peoples' compensation philosophy, and will continue to be reviewed by the Committee in light of guidance from applicable federal regulators of financial institutions);
(vi) prohibiting Peoples and our subsidiaries from maintaining any Senior Executive Officer Compensation Plans (as defined in the Interim Final Rule) that encourage our Senior Executive Officers to take unnecessary and excessive risks that threaten the value of Peoples (this remains part of Peoples' compensation philosophy, and will continue to be reviewed by the Committee in light of guidance from applicable federal regulators of financial institutions.);
(vii) requiring Peoples and our subsidiaries to limit any Employee Compensation Plan (as defined in the Interim Final Rule) that unnecessarily exposes Peoples to risk (this remains part of Peoples' compensation philosophy and will continue to be reviewed by the Committee in light of guidance from applicable federal regulators of financial institutions.);
(viii) prohibiting Peoples and our subsidiaries from providing (formally or informally) “gross-ups” to any of our Senior Executive Officers or our next 20 most highly-compensated employees; and
(ix) requiring that Peoples disclose to the U.S. Treasury and our primary regulator the amount, nature and justification for offering to any of our five most highly-compensated employees any perquisites whose total value exceeds $25,000;
As a participant in the TARP Capital Purchase Program, Peoples was required to provide a separate, non-binding, shareholder advisory vote to approve the compensation of Peoples' executive officers, as disclosed in Peoples' proxy statement, for each of the 2010 and 2011 Annual Meetings of Shareholders. As required by Section 14A of the Exchange Act (as adopted as part of the Dodd-Frank Act), Peoples will continue to ask the shareholders to approve an advisory resolution on Peoples' executive compensation at least once every three years. At the 2011 Annual Meeting of Shareholders, Peoples' shareholders approved Peoples' executive compensation as disclosed in the proxy statement for that Annual Meeting, with the holders of 6,926,772.518 common shares, or approximately 79.4% of the common shares represented at that Annual Meeting, and approximately 65.6% of the common shares entitled to vote at the 2011 Annual Meeting voting for such approval. While the Board and the Committee reviewed the results of this advisory vote, the vote was not a significant factor in determining Peoples' executive compensation decisions and policies for 2011 and 2012.
In connection with Peoples' participation in the TARP Capital Purchase Program, each of Mr. Mead, Mr. Sulerzyski, Mr. Sloane, Mr. McGill, Ms. Schneeberger and Mr. Hager, entered into a letter agreement that served to modify all compensation and benefit plans in which the individual participated to the extent necessary to comply with the executive compensation limitations under EESA and the additional restrictions imposed by the ARRA and the Interim Final Rule. Peoples' 20 most highly-compensated employees also entered into letter agreements that served to modify all compensation and benefit plans in which the 20 most highly-compensated employees participated to the extent necessary to comply with compensation limitations under the ARRA and the Interim Final Rule. These letter agreements expired by their terms, December 28, 2011.
Compensation Philosophy and Objectives
The overall philosophy for Peoples is to provide a compensation program which balances market, shareholder and regulatory considerations. In designing our compensation plans, we take into account both absolute performance of Peoples as well as relative improvement of Peoples Bank during any given time period. The current performance plans are focused on both short and long-term goal achievement for Peoples through the use of cash and equity in combination that are driven by both annual and long-term goals and objectives for Peoples and the individual executive officers.
While the Committee oversees the compensation of all officers and employees, a primary focus of the Committee is the compensation for Peoples' executive officers and senior officers. The intent is to reward all employees for continuous improvement, and identification and implementation of best practices, but specifically, to set up compensation plans for executive officers and senior officers to reward those employees for enhancing shareholder value. The compensation philosophy established by the Committee covers the direct forms of compensation and serves as a tool that the Board and management use to ensure that compensation programs are developed that are both competitive with respect to officer compensation and reasonable within the marketplace.

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Base Salary: Base salaries are benchmarked at the median of those of similarly-situated officers serving with members of Peoples' Peer Group (as defined on pages 29 and 30). Based upon individual circumstances, actual base salary levels may be higher or lower than this “market median”.

•
Total Cash Compensation: Total cash compensation represents base salary plus any annual cash incentive received. The objective is for total cash compensation to be consistent with the market median of that received by similarly situated officers serving with members of Peoples' Peer Group for achieving target performance and at or above the 75th percentile of that received by such officers for achieving performance at the 75th percentile of the Peer Group.

•
Total Direct Compensation: The objective is to grant equity-based awards only after performance goals for a fiscal year have been attained. Equity-based awards are granted with time-based vesting, which enhances employee retention and reduces the sensitivity to short-term performance and one with performance-based vesting, which defers payment until a three-year performance goal is achieved. Total direct compensation is comprised of total cash compensation plus the grant date fair value of equity-based awards. The goal for total direct compensation is that the total direct compensation ranking for each executive officer, compared to the total direct compensation of the similarly-situated officers serving with members of Peoples' Peer Group, will reflect the similar percentile as Peoples' performance as measured by Return on Average Equity, Return on Average

Assets, and other common measures used by the financial services industry and especially community banks, compared to that of Peoples' Peer Group. For example, if target performance is achieved both at the individual and corporate level, it is expected that each executive officer's total direct compensation will approximate the market median of similarly-situated officers serving with members of Peoples' Peer Group and that Peoples' performance will generally align with the median performance of members of the Peer Group.
No specific formula is used to determine the allocation between performance-based compensation, which includes annual cash incentives and the long-term equity-based incentives, and fixed compensation in the form of base salaries. However, the portion of the total direct compensation that could have been earned in the form of cash and equity-based incentives at target levels of performance emphasizes Peoples' focus on pay-for-performance during 2011. At target levels of performance, 13.5% of Mr. Sulerzyski's total direct compensation, and 12% of the other executive officers' total direct compensation would have been in the form of performance-based compensation.
Role of Executive Officers in Compensation Decisions
The Committee makes all compensation decisions related to the executive officers of Peoples and recommends to the Board any equity-based award grants for the non-employee directors. Annually, the President and Chief Executive Officer of Peoples reviews the performance of each executive officer (excluding his own) by comparing the results attained to Committee-approved goals as well as the overall performance of Peoples as compared to Board-approved corporate performance goals. Both corporate and individual goals are defined for threshold, target and maximum levels of performance. This data, along with average salary data for a similarly-situated officer derived from the most recent proxy statements of Peoples' Peer Group, are the basis for his recommendations to the Committee with respect to the compensation of the other executive officers, including base salary adjustments, and payout potential percentages for the annual cash incentive payments and equity-based awards. The Committee considers the President and Chief Executive Officer's recommendations, and uses its own discretion in making the final compensation decisions with respect to the executive officers, which may differ from the recommendations of the President and Chief Executive Officer. The Committee engaged the services of a compensation consultant to provide Peer Group data and recommendations for the compensation package for the President and Chief Executive Officer and the executive officers.
Setting Executive Compensation
The Committee has the sole authority to engage the services of any compensation consultant or advisor. In order to ensure that Peoples provides total direct compensation that is performance-based and competitive with its stated Peer Group, its geographic peers and the financial services industry in general, from time to time, the Committee has engaged McLagan, an AONHewitt Company, a compensation and benefits consultant serving the financial services industry. McLagan provides market intelligence on industry compensation trends along with its views on specific compensation programs. In addition, from time to time and on a limited basis, McLagan has provided comparative market compensation data information to Peoples' management at its request. The amount paid for the consulting services has been nominal. All work completed by McLagan is reported to the Committee. Communications between the Committee and McLagan occur through (i) direct conversations between the Chairman of the Committee and McLagan, (ii) communications between the President and Chief Executive Officer and/or the Secretary of the Committee and McLagan, and (iii) participation by McLagan in Committee meetings, including executive sessions with only directors present.
During 2011, McLagan provided information regarding market trends for incentive plan design along with comparisons of those designs and the individual executive officer total direct compensation opportunities under them with those provided by members of Peoples' Peer Group. Likewise, McLagan provided advice and guidance to the Committee about the impact of regulatory limitations and legislative requirements on the compensation, benefits and goal setting process for the named executive officers and Peoples' compensation plans for all other employees in addition to preparation and review of specified portions of the proxy materials. McLagan has not provided any services to Peoples other than those described in these paragraphs. At the request of the Committee, a McLagan representative attended three Committee meetings in 2011.
During 2011, the Committee used two peer groups. Prior to June 23, 2011, the Committee evaluated Peoples relative to a peer group comprised of the following 22 publically-traded financial institution holding companies for purposes of both compensation comparison and benchmarking, as well as peer data comparison for incentive programs. In order to ensure consistency in the incentive program, which uses peer data as a benchmark for comparisons, this peer group was used throughout 2011for the purpose of the incentive program benchmarking.

Peer Group Member	Location	Total Assets ($ Billions)	Ticker Symbol
First Financial Bancorp.	Cincinnati, OH	$6.6	FFBC
WesBanco, Inc.	Wheeling, WV	$5.5	WSBC
1st Source Corporation	South Bend, IN	$4.4	SRCE
First Merchants Corporation	Muncie, IN	$4.2	FRME
S&T Bancorp, Inc.	Indiana, PA	$4.1	STBA
Community Trust Bancorp, Inc.	Pikeville, KY	$3.6	CTBI
First Busey Corporation	Urbana, IL	$3.4	BUSE
Tompkins Financial Corporation	Ithaca, NY	$3.4	TMP
First Bancorp	Troy, NC	$3.3	FBNC
First Financial Corporation	Terre Haute, IN	$2.9	THFF
City Holding Company	Charleston, WV	$2.8	CHCO
BNC Bancorp	Thomasville, NC	$2.4	BNCN
First Community Bancshares, Inc.	Bluefield, VA	$2.2	FCBC
First Defiance Financial Corp.	Defiance, OH	$2.1	FDEF
Yadkin Valley Financial Corporation	Elkin, NC	$2.0	YAVY
S.Y. Bancorp, Inc.	Louisville, KY	$2.0	SYBT
Farmers Capital Bank Corporation	Frankfort, KY	$1.9	FFKT
The Bank of Kentucky Financial Corporation	Crestview Hills, KY	$1.7	BKYF
Summit Financial Group, Inc.	Moorefield, WV	$1.5	SMMF
CNB Financial Corporation	Clearfield, PA	$1.5	CCNE
German American Bancorp, Inc.	Jasper, IN	$1.5	GABC
Princeton National Bancorp, Inc.	Princeton, IL	$1.1	PNBC
After further consultation with McLagan, the Committee adopted Peoples' 2011 updated peer group on June 23, 2011 for use in compensation comparisons only from June 23, 2011 to December 31, 2011. The Committee approved the revised peer group based on several factors. First, four of the banks in the previous peer group had significantly higher non-performing assets to asset ratios than Peoples, making comparisons inappropriate. Second, the previous peer group contained a number of institutions with significantly higher assets than Peoples, making comparisons difficult.
Beginning in 2012, Peoples will use the following updated peer group for all purposes. The updated peer group is comprised of the following 22 publicly-traded financial institution holding companies with total asset sizes ranging from $1 billion to $4.4 billion. The members of this updated peer group are located in the states of Indiana, Kentucky, Michigan, New York, Ohio, Pennsylvania, and West Virginia and serve markets and/or geographic areas similar to those of Peoples.

Peer Group Member	Location	Total Assets ($ Billions)	Ticker Symbol
1st Source Corporation	South Bend, IN	4.4	SRCE
First Merchants Corp.	Muncie, IN	4.1	FRME
S&T Bancorp Inc.	Indiana, PA	4.1	STBA
Community Trust Bancorp	Pikeville, KY	3.4	CTBI
Tompkins Financial Corp.	Ithaca, NY	3.2	TMP
MainSource Financial Group	Greensburg, IN	2.7	MSFG
Lakeland Financial Corp.	Warsaw, IN	2.7	LKFN
City Holding Co.	Charleston, WV	2.7	CHCO
First Financial Corp.	Terre Haute, IN	2.5	THFF
Financial Institutions Inc.	Warsaw, NY	2.3	FISI
First Defiance Financial	Defiance, OH	2.1	FDEF
S.Y. Bancorp	Louisville, KY	1.9	SYBT
German American Bancorp	Jasper, IN	1.8	GABC
Canandaigua National Corp.	Canandaigua, NY	1.7	CNND
Bank of KY Financial Corp.	Crestview Hills, KY	1.6	BKYF
CNB Financial Corp	Clearfield, PA	1.5	CCNE
Firstbank Corp.	Alma, MI	1.5	FBMI
Horizon Bancorp	Michigan City, IN	1.4	HBNC
Isabella Bank Corporation	Mount Pleasant, MI	1.3	ISBA
LNB Bancorp Inc.	Lorain, OH	1.2	LNBB
Indiana Community Bancorp	Columbus, IN	1.1	INCB
Farmers National Banc Corp.	Canfield, OH	1.0	FMNB
Other than in the context of the 2011 incentive program, this updated 22-member group is referred to in this discussion and analysis as the “Peer Group.” Financial and operating data was also reviewed by the Committee to ensure that the 22 companies have similar performance characteristics to those of Peoples. Additionally, the balance sheet composition of each company was analyzed relative to that of Peoples. These comparisons were used to define the Peer Group. McLagan reviewed the Peer Group and indicated that the companies in the Peer Group were appropriate for 2011 comparison purposes based upon the demographic and performance filters used by the Committee to make its Peer Group selection, particularly the size and location of each institution in the Peer Group.
The Committee uses Peer Group data to analyze the overall competitiveness of the compensation of Peoples' executive officers' in light of our compensation philosophy and objectives by comparing (i) the relative ranking of each executive officer's base salary and total direct compensation to the base salary and total direct compensation for similarly-situated officers serving members of the Peer Group for threshold, target and maximum levels of performance and (ii) the level of performance achieved by Peoples compared to the Peer Group as measured by earnings per common share (based on net income available to common shareholders), growth and other standard performance measures used by the financial services industry.
In view of the current economic and financial environment, the Committee has reviewed the design and operation of Peoples' compensation arrangements for 2011 and 2012, including the compensation arrangements of Peoples' executive officers, with Peoples' senior risk officers. This review included the mix of base salary and performance-based compensation; and the performance goals required to be attained for threshold, target and maximum levels of cash and equity payments, along with the corresponding payout potentials. The Committee has determined that these arrangements do not provide Peoples' executive officers with the incentive to engage in business activities or other behavior that would materially threaten the value of Peoples or the investments of its shareholders.
2011 Executive Compensation Components
For 2011, the principal components of compensation for the executive officers were:

•	Base salary;

•	Annual cash incentive compensation;

•	Long-term equity-based incentive compensation;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.
Base Salary
The Committee believes that base salaries for the executive officers should be competitive with the median of the base salaries of similarly-situated officers of members of the Peer Group. Depending on individual experience, job performance and market requirements with respect to those executive officers recently recruited, the actual base salary for a particular executive officer may be higher or lower than the median base salary for the similarly-situated Peer Group executive officer (typically in the range of the 40th to 60th percentile of the Peer Group). Potential individual executive officer base salary increases are reviewed annually by the Committee and are based on (i) the individual's overall contribution to Peoples' performance, (ii) the executive officer's attainment of specific individual business objectives during the preceding year, and (iii) adjustments, if such changes occur, in the overall responsibilities of the individual.
Specific individual business objectives for 2011 were approved for each executive officer by the Committee on March 3, 2011. The individual business objectives were designed to complement Peoples' corporate goals for 2011, which were approved by the Board on February 24, 2011, particularly the Board's goals related to overall growth of Peoples. The individual business objectives were both quantitative in nature, such as achieving sales and revenue goals and cost containment, and qualitative in nature, such as the development, management and retention of key staff and the assessment and development of quality products and services. These objectives are designed to grow core earnings, which will, in turn, promote the long-term interests of Peoples' shareholders.
Due to Peoples' 2011 financial performance and Peoples' compensation philosophy and objective of rewarding executive officers for enhancing shareholder value, the Committee chose to adjust the base salaries of certain Peoples' executive officers for 2011 and 2012. The Committee determined that increases to executive officer base salaries were appropriate due to Peoples' overall improved performance, and that these increases in executive officer base salaries were in the best interests of Peoples and its shareholders.
The Committee considered Peoples' financial performance in 2011, the performance of each executive officer, and Peer Group data provided by McLagan in determining whether to increase base salaries in 2012. As a result, the Committee determined the 2012 annual base salary for certain executive officers would be increased while others would remain at the 2011 level and approved the following base salaries: effective August 1, 2011: Ms. Schneeberger -$210,000; effective October 18, 2011 Mr. Sulerzyski - $420,000; effective January 1, 2012: Mr. McGill - $230,000; and Mr. Sloane - $215,000.
Cash and Equity-Based Incentive Program
Executive officers are eligible to earn incentives under the incentive program. The incentive program was developed to reward performance by providing increasing awards as a percentage of base salary for increasing levels of performance and, conversely, by not paying incentives if performance goals are not met. The incentive program is designed to motivate and reward the executive officers for their contributions to business goals that we believe drive earnings and create shareholder value without encouraging unnecessary and excessive risk-taking.
2011 Incentive Program Design
On March 3, 2011, the Committee approved the discretionary, or individual, goals for Peoples' executive officers and on February 24, 2011, the Board established the 2011 corporate incentive performance goals. The Board adopted a “balanced scorecard” approach in respect of the corporate goals, with performance, capital and credit components weighted as follows: (i) Earnings Per Common Share (based on Net Income Available to Common Shareholders) (30% weighting); (ii) Total Revenue (5% weighting); (iii) Efficiency Ratio (5% weighting); (iv) Tier 1 Common Capital Ratio (15% weighting); (v) Non-Performing Assets as a Percent of Loans and Other Real Estate Owned (15% weighting); and (vi) Discretionary Measure (30% weighting). The Discretionary Measure was unique to each executive officer and consisted of qualitative and quantitative measures unique to each individual, intended to reflect measureable results achieved for shareholders while ensuring that the compensation arrangement does not encourage unnecessary and excessive risk-taking that could threaten the value of Peoples. The Committee also had in place the requirement that an absolute minimum level of 2011 corporate performance be achieved before any awards would be made, but retained the discretion to award incentives based upon individual executive officer performance. This absolute minimum level of corporate performance was defined in 2011 as $0.60 earnings per common share. The corporate measurements described above were selected because the Board believed such measures would demonstrate the overall operating performance of Peoples and are widely recognized as industry benchmarks for operating performance which translates into increased shareholder value, while not encouraging unnecessary and excessive risk-taking that could threaten the value of Peoples.
The Board set the corporate performance goals for 2011 as shown in the table below. Peoples' corporate performance results for 2011 are also shown.

	Weighting	Threshold	Target	Maximum	2011 Results
Earnings Per Common Share (based on Net Income Available to Common Shareholders)	30%	$0.66	$0.73	$0.79	$1.07
Total Revenue (net interest income plus noninterest income)	5%	$91 million	$93 million	$95 million	$89.9 million
Efficiency Ratio	5%	64.65%	64.34%	64.04%	69.98%
Tier 1 Common Capital Ratio	15%	11.48%	11.53%	11.58%	12.84%
Non-Performing Assets as a Percent of Loans and Other Real Estate Owned	15%	40th percentile of the Peer Group(1)	50th percentile of the Peer Group	60th percentile of the Peer Group	37th percentile of the Peer Group
Discretionary (Individual Performance)	30%				Varies by Executive Officer

(1)	The Peer Group referenced in this table is the 2011 peer group found on page 29.
Payout percentages (expressed as percentage of base salary) for various levels of performance are reviewed by the Committee on an annual basis. There are three levels of incentive awards under the incentive program: threshold, target and maximum. With respect to the 2011 incentive program, the threshold was increased from 0% to 15% for the Chief Executive Officer and from 10% to 15% for other executive officers. The target amount was decreased from 40% to 36.5% for the Chief Executive Officer and from 35% to 32% for other executive officers, decreases of approximately 9%. The maximum payout amounts were decreased from 70% to 49.5% for the Chief Executive Officer and from 60% to 42.5% for other executives, a decrease of 29% for both.
Fifty percent of the payout level attributable to achievement of the performance goals in the balanced scorecard is to be awarded to the executive officer in the form of an annual cash incentive. The remaining 50% of the payout level achieved is to be in the form of restricted stock, 33% of which is to be in the form of restricted stock with a two-year time-based vesting period and 67% of which is to be in the form of restricted stock with a performance-based vesting based upon the achievement of a cumulative earnings per common share (based on net income available to common shareholders) performance goal of $2.83 for the three-year period ending December 31, 2013. The Committee believes restricted stock awards better align the interests of management with those of the shareholders than other forms of equity and has chosen a blend of time-vested and performance-vested restricted stock to accomplish that goal. The addition of performance-based vesting lengthens the performance period being measured for one-third of the total incentive award from one year to three years, making it easier to factor in risk and risk outcome. In order to participate in the incentive program for a given fiscal year, the executive officer must have been employed by Peoples as of July 1of the fiscal year and must also be employed by Peoples on the date of the award, which occurs in February or March of the year following the fiscal year being measured. Exceptions to these time frames may be approved at the discretion of the Committee.
Equity-based awards, if earned, are granted with an economic value based on The NASDAQ Global Select Market® closing price of Peoples' common shares on the date of the grant. The Committee approves equity-based grants to the executive officers and other officers. In the absence of a scheduled Committee meeting, the Board approves equity-based grants to executive officers and other officers. This situation occasionally occurs when awards to a single individual are granted as part of a recruitment package. The grant date is the date of the approval by the Committee or the Board or the first business date after which all material information has been publicly disclosed, whichever is later, and is tied to Peoples' trading windows. In certain cases, the Committee approves the use of equity-based grants to new hires as an incentive to attract and retain executive or other senior management, as in the case of Mr. Sulerzyski and Mr. Hager. In the event of equity-based grants for new hires, the date of grant is the first business date of the month following the new employee's date of hire.
Annual individual performance goals were established for each executive officer, the nature of which differed depending upon the officer's job responsibilities. The Discretionary Measure is unique to each executive officer and consisted of quantitative and qualitative measures such as development and implementation of a strategic plan, operational plans, preservation of safety and soundness of Peoples Bank, and management team development for Mr. Sulerzyski; operating expense improvement, technological initiatives, profitability improvements and budget goals for Ms. Schneeberger; business unit revenue, operating expense improvement and levels of classified loan goals for Mr. McGill; human capital goals related to employee retention, recruiting, and service for Mr. Hager; and expense reduction, capital planning and development of funds transfer pricing and loan pricing models goals for Mr. Sloane. The goals assigned to the executive officers are intended to reflect results achieved for shareholders while ensuring that the compensation arrangement does not encourage unnecessary and excessive risk-taking that could threaten the value of Peoples. Measurement of these goals was objective and/or subjective in nature, depending upon the respective goal. The Committee retained the right to exercise discretion to increase or reduce the size of the payout of cash or equity-based incentives. Incentive awards are paid after results in respect of the corporate performance goals have been determined.

Executive Officer	Corporate Weighting	Individual Weighting	Total Maximum Incentive Payout Potential (*)	2011 Total Actual Incentive Payout (*)	2011 Cash Incentive Earned	2011 Time Vested Restricted Shares Award (number of common shares) Granted as of Close of Business, February 7, 2012	2011 Performance Vested Restricted Shares Award (number of common shares) Granted as of Close of Business, February 7, 2012

Charles W. Sulerzyski	70%	30%	49.5%	39.9%	$58,855	1,254	2,509
Edward G. Sloane	70%	30%	42.5%	27.8%	$27,939	548	1,097
Daniel K. McGill	70%	30%	42.5%	30.2%	$32,012	628	1,257
Michael W. Hager	70%	30%	42.5%	28.3%	$21,851	428	858
Carol A. Schneeberger	70%	30%	42.5%	29%	$28,758	564	1,129
(*) Payout calculated as a percentage of base salary.
2012 Program Design
On December 13, 2011, the Committee approved the discretionary, or individual, goals for Peoples' executive officers except for Mr. Hager, and on December 15, 2011, the Board established the 2012 corporate incentive performance goals. The Board again adopted a “balanced scorecard” approach with performance, capital and credit components weighted as follows: (i) Net Income (30% weighting); (ii) Total Revenue (5% weighting); (iii) Return on Average Assets (15% weighting); (iv) Tier 1 Common Capital Ratio (5% weighting); (v) Criticized Assets (15% weighting); and (vi) Discretionary Measure (30% weighting). The Committee adjusted the corporate incentive goals for Mr. McGill from 70% to 35%, and line of business goals were added, with weighting of 35%. The Discretionary Measure is unique to each executive officer and consists of quantitative and qualitative measures. In addition, goals tied to the attainment of the long term strategic plan are included in each executive officer's Discretionary Measure with respect to the long-term portion of the incentive program. The Committee believes that these goals will properly incentivize the executive officers to implement and attain the long term strategic objectives of Peoples, particularly with respect to overall growth. These measures are intended to reflect results achieved for shareholders while ensuring that the compensation arrangement does not encourage unnecessary and excessive risk-taking that could threaten the value of Peoples. The absolute minimum level of corporate performance remains in effect for 2012 and is defined as a minimum level of earnings available to common shareholders. The Committee retains the ability to award both cash and equity-based incentive compensation based on results achieved by the individual executive officer if the absolute minimum level of corporate performance is not achieved.
There are three levels of incentive awards under the incentive program for 2012: threshold, target and maximum. 2012 program design is comprised of the annual incentive program and the long-term incentive program. The annual incentive program provides for cash awards calculated based upon corporate and individual performance using the annual incentive plan payout percentages assigned to each participant's incentive tier. The long-term incentive program draws from a pool for equity stock awards created by using corporate results only and the long term incentive portion payout percentages. The pool of awards is distributed to participants based upon corporate and individual results. Shares awarded will not exceed those in the tier pool as created by corporate results. Thirty percent of the pool is awarded to participants based upon the participant's salary as a percent of the aggregate salaries that created the pool. The remainder of the pool will be awarded based on the participant's contribution to Peoples' future success and attainment of Peoples' strategic plan.
Management Transition Bonus Plan
On January 27, 2011, the Committee adopted the Peoples Bancorp Inc. 2011 Management Transition Bonus Plan (the “Transition Plan”). The decision to adopt and offer the Transition Plan to Mr. Sloane, Mr. McGill, Ms. Schneeberger, and Mr. Hager followed comprehensive consideration of the significance of maintaining the services of certain key employees and continuity of management while the search for a new Chief Executive Officer of Peoples and Peoples Bank continued and through the transition following the employment of Mr. Sulerzyski as President and Chief Executive Officer.
Peoples entered into award agreements with Mr. Sloane, Mr. McGill, Mr. Hager, and Ms. Schneeberger under the Transition Plan. Since each individual remained employed by Peoples on December 30, 2011, each received a management transition bonus in a single lump sum cash payment of $25,000 less applicable taxes on that date.
Retirement and Other Benefits
The executive officers participate in certain benefit programs available to all other employees of Peoples, subject to the same eligibility requirements as all employees, including (i) the Peoples Bancorp Inc. Retirement Plan and Trust (the “Retirement Plan”), (ii) the Peoples Bancorp Inc. Retirement Savings Plan (“Peoples 401(k) Plan”), (iii) the Peoples Bancorp Group Term Life Insurance Plan and (iv) medical and dental insurance plans provided by Peoples.
Retirement Plan
The Retirement Plan has a different benefit calculation for those individuals employed by Peoples before January 1, 2003, and those employed by Peoples after January 1, 2003 but before January 1, 2010. On December 17, 2009, the Board closed the Retirement Plan to new entrants hired on or after January 1, 2010. Ms. Schneeberger was employed by Peoples prior to January 1, 2003; whereas, Messrs. Sloane and McGill were employed by Peoples after January 1, 2003, but before January 1, 2010. Messrs. Mead, Sulerzyski and Hager were employed by Peoples after January 1, 2010, and do not participate in the Retirement Plan.
On January 27, 2011, the Committee amended the Retirement Plan so that benefit accruals ceased as of March 1, 2011. For purposes of vesting and benefit eligibility, service will continue to be credited in accordance with the terms of the Retirement Plan.
Compensation used to calculate the amount of pension payable under the Retirement Plan includes base salary, incentive pay, overtime pay, bonuses, and any pre-tax savings under the Peoples' 401(k) Plan as well as Peoples' Internal Revenue Code Section 125 cafeteria plan. Benefit distribution options are identical for both groups of participants as is the vesting requirement in order to be eligible for a pension benefit under the Retirement Plan.
For those participants employed by Peoples before January 1, 2003, normal retirement occurs at age 65. The pension benefit for normal retirees is calculated as follows:

(a)
Forty percent (40%) of the participant's average compensation (annual compensation comprised of base salary, bonus, and cash incentive payments providing the highest total for five consecutive years out of the last ten years of service), plus

(b)	Seventeen percent (17%) of the excess of the participant's average compensation in excess of his/her Social Security covered compensation; with

(c)	The sum of the amounts calculated under (a) and (b) multiplied by the total years of service with Peoples up to a maximum of 30.
Participants earned no further accruals after March 1, 2011. Each component of the benefit formula, including average compensation, Social Security covered compensation, years of service earned to date and years of service projected to normal retirement date, was calculated as of March 1, 2011, and frozen as of that date.
For those participants employed by Peoples before January 1, 2003, early retirement can occur at age 50 if the participant has at least 10 years of service with Peoples. The pension benefit for early retirees is calculated as follows:

(a)	Forty percent (40%) of the participant's average compensation (annual compensation providing the highest total for five consecutive years out of the last ten years of service), plus

(b)	Seventeen percent (17%) of the excess of the executive officer's average compensation in excess of his/her Social Security covered compensation; with

(c)
The sum of the amounts calculated under (a) and (b) multiplied by the total years of service with Peoples up to a maximum of 30 and reduced by one-fifteenth for each of the first five years and one-thirtieth for each of the next ten years by which the participant's early retirement date precedes the normal retirement date.

Participants earned no further accruals after March 1, 2011. Each component of the benefit formula, including average compensation, Social Security covered compensation, years of service earned to date and years of service projected to normal retirement date, was calculated as of March 1, 2011 and frozen as of that date.
For those participants employed by Peoples on or after January 1, 2003, and prior to January 1, 2010, normal retirement occurs at age 65. The pension benefit for these normal retirees is calculated as follows:

(a)	The Cash Balance Account (as such term is defined in the Retirement Plan) at the end of the prior plan year, plus

(b)	Interest to the earlier of the end of the prior plan year or the end of the month containing the participant's termination of employment on the Cash Balance Account as of the end of the prior plan year based on the one-year constant maturity rate for the December preceding the determination year plus 50 basis points, plus

(c)	An annual accrual equal to 2% of compensation for the plan year provided the participant earned a year of service during the plan year.
No compensation-related credits were added to any participant's account balances after March 1, 2011. However, interest credits as described above will continue to be added to a participant's account balance at the end of each plan year until the year in which the participant terminates employment with Peoples.
For those participants employed by Peoples on or after January 1, 2003, and prior to January 1, 2010, early retirement can occur at age 50 if the participant has at least 10 years of service with Peoples. The pension benefit for these early retirees is calculated as follows:

(a)	The Cash Balance Account at the end of the prior plan year, plus

(b)
Interest to the earlier of the end of the prior plan year or the end of the month containing the executive officer's termination of employment on the Cash Balance Account as of the end of the prior plan year based on the one-year constant maturity rate for the December preceding the determination year plus 50 basis points, plus

(c)	An annual accrual equal to 2% of compensation for the plan year provided the participant earned a year of service during the plan year; and

(d)	The benefit is reduced as follows:
Ages        Reduction
60 - 65        6.66% per year
50 - 60        3.33% per year
No compensation-related credits were added to any participant's account balance after March 1, 2011. However, interest credits as described above will continue to be added to a participant's account balance at the end of each plan year until the year in which the participant terminates employment with Peoples.
None of the named executive officers participates in multiple defined benefit retirement plans. Under the terms of the Retirement Plan, participants are not granted extra years of credited service.
Peoples 401(k) Plan
The executive officers are also eligible to participate in the Peoples 401(k) Plan, on the same basis as other employees. In 2011, the “company match” under the Peoples 401(k) Plan was 100% of the first 3% of an employee's contribution, and 50% of the next 2% that the employee contributes, the sum of which is subject to a maximum match of 4% of eligible compensation, effective January 1, 2011.
Insurance Plans
Additionally, the executive officers participate in the Peoples Bancorp Group Term Life Insurance Plan on the same basis as other employees. Peoples pays the premiums for all employees under this plan. If an employee dies, his or her beneficiary will be paid an amount equal to two times the employee's base salary at the time of death, up to a limit of $600,000.
The executive officers are also eligible to participate in medical and dental insurance plans provided by Peoples. These individuals participate on the same basis as other employees. The plans are contributory and both the employees and Peoples pay for a portion of the cost of the health insurance premiums.
Perquisites and Other Personal Benefits
The Committee periodically reviews the level of perquisites and other personal benefits provided to the executive officers. Consistent with its overall compensation program, the Committee believes the perquisites and other personal benefits provided to the executive officers are reasonable and necessary to attract and retain employees for key positions which, in turn, promote the long-term interests of our shareholders.
On January 12, 2006, the Committee adopted an Executive Health Program for the executive officers. The Executive Health Program provides an opportunity for each executive officer to participate in a comprehensive medical screening annually at the expense of Peoples. Participation in this program is voluntary. The objective of the Executive Health Program is the early identification of potential health problems and the prompt, expert treatment of any medical problems detected, which could negatively impact Peoples' financial performance or current management succession plans.

Based on business need, on a case-by-case basis, the Committee has granted the use of a company-paid automobile and/or country club membership to certain executive officers to further business development on behalf of Peoples and its shareholders. Personal use of a company-paid automobile is reported as income to the executive officer. Expenses relating to personal use of the country club amenities are either reimbursed to Peoples or paid by the named executive officer.
On a case-by-case basis, the Committee pays or reimburses executive officers for moving expenses and temporary housing as part of the executive's recruitment package.
The ARRA and the Interim Final Rule required that the Peoples Board adopt a company-wide policy regarding “excessive or luxury expenditures,” which was adopted on August 27, 2009. All personal benefits described above are within the scope of those permissible in the policy. Although no longer required after December 28, 2011, Peoples maintains a modified version of the policy that is subject to review and approval by the Board.
Change in Control Agreements
Peoples has entered into change in control agreements with Mr. Sulerzyski, Mr. Sloane, Mr. McGill, Ms. Schneeberger and Mr. Hager. The change in control agreements are designed to motivate the executive officers to act in the best interests of shareholders and to promote stability and continuity of the services of the named executive officers during a change in control. The change in control agreements are “double trigger” agreements that provide severance payments to an executive officer only if Peoples or its successor terminates the executive officer's employment without “cause” or the executive officer terminates his or her employment with “good reason” after the change in control. The Committee chose the “double trigger” to forego extra costs to Peoples or its successor if an executive officer continues in the same or a similar role after the change in control while still motivating the executive officer to act in the best interests of the shareholders by providing for the executive officer even if he or she would not have the same or a similar role after the change in control. Additional information regarding the definition of a change in control, the additional event(s) that must occur in order for an executive officer to receive severance compensation following a change in control, and applicable payments under such agreements for the executive officers is provided under the section captioned “OTHER POTENTIAL POST EMPLOYMENT PAYMENTS” beginning on page 48.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code prohibits Peoples from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) and the four other most highly-compensated officers of Peoples, other than the chief financial officer, serving at the end of Peoples' fiscal year. The $1 million compensation deduction limitation does not apply to “performance-based compensation.” The ARRA and the Interim Final Rule required that Peoples comply with the provisions of Section 162(m)(5) of the Internal Revenue Code through and including the 2011 fiscal year. This provision prohibits Peoples from claiming a deduction on its federal income tax return for compensation in excess of $500,000 paid for a given year to our Senior Executive Officers. There is no exception to this prohibition for “performance-based compensation.” In 2011, Mr. Sulerzyski received compensation from Peoples in excess of $500,000. Section 162(m)(5) of the Internal Revenue Code will prohibit Peoples from claiming a compensation deduction for the amount of compensation paid to Mr. Sulerzyski in excess of $500,000 in 2011.
Non-Qualified Deferred Compensation
Section 409A of the Internal Revenue Code imposes additional taxes, interest and penalties on non-qualified deferred compensation arrangements that do not satisfy its requirements. Peoples believes that it is administering its non-qualified deferred compensation arrangements in accordance with the requirements of Section 409A and has amended its non-qualified deferred compensation arrangements, including the change in control arrangements with the executive officers, to comply with the final regulations issued under Section 409A of the Internal Revenue Code. Peoples has not realized any material changes to its compensation program as a result of compliance with Section 409A.
Accounting for Equity-Based Compensation
Compensation costs for stock options, restricted stock awards and stock appreciation rights are measured at the fair value of these awards on their grant date. Compensation expense is recognized over the required service period, generally the vesting period for stock options and stock appreciation rights and the restriction period for restricted stock awards. Compensation expense for awards granted to employees who are eligible for retirement is recognized at the date the employee is first eligible to retire or the grant date, whichever is later.

Other Information
Other than the stock holding requirement with respect to equity-based compensation awards described on page 26, Peoples has no equity or other security ownership requirements or guidelines for executive officers and no policies regarding hedging the economic risk of any ownership of Peoples common shares. Notwithstanding the foregoing, Peoples does believe it is important that executive officers own common shares as evidenced by equity-based awards granted to executive officers in the past through Peoples' long-term equity-based incentive program, equity-based awards granted to executives as part of recruitment packages and restricted stock granted through the 2011 incentive program.
Summary
The Committee believes that the best measure of whether the executive compensation program is achieving its intended goals is to look at the long-term performance of Peoples. Peoples' executive officers received payouts under the incentive compensation program based upon the level of corporate and individual performance achieved for 2011. In light of these results, the Committee believes Peoples' compensation program for its named executive officers continues to be aligned with the interests of the shareholders. The incentive compensation program is a performance-based system that provides a balanced foundation for strong and effective leadership into the future and ensures alignment with long-term shareholder interests without encouraging unnecessary and excessive risk-taking that could threaten the value of Peoples.
In view of the current economic and financial environment, the Committee has reviewed the design and operation of Peoples' incentive compensation arrangements with Peoples' senior risk officers. This review included the 2011 and 2012 performance goals required to be achieved for threshold, target and maximum levels of cash and equity-based incentive payments, along with the corresponding payout potentials for the performance-based vesting of restricted share awards based on the satisfaction of 2010-2012 and 2011-2013 performance goals. The Committee has determined that these arrangements do not provide Peoples' executive officers with the incentive to engage in business activities or other behavior that would threaten the value of Peoples or the investments of its shareholders.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of Peoples' Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
The Compensation Committee certifies that, in accordance with the requirements of the ARRA and the Interim Final Rule, it has:

•
reviewed with Peoples' senior risk officers SEO Compensation Plans (each as defined in the regulations and guidance established under Section 111 of EESA), and has made all reasonable efforts to ensure that these plans do not encourage Senior Executive Officers (as defined in the regulations and guidance established under Section 111 of EESA) to take unnecessary and excessive risks that threaten the value of Peoples;

•
reviewed with Peoples' senior risk officers the Employee Compensation Plans (as defined in the regulations and guidance established under Section 111 of EESA), and has made all reasonable efforts to limit any unnecessary risks these plans pose to Peoples; and

•	reviewed the Employee Compensation Plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Peoples to enhance the compensation of any employee.
Discussion of Risk Review and Assessment
Peoples' Senior Vice President, Director of Risk Management and a senior member of Peoples' internal audit staff have conducted two assessments of Peoples' 2011 compensation programs and one assessment of Peoples' 2012 compensation programs, and have reviewed, evaluated and discussed the assessments and the compensation programs with the Compensation Committee. The most recent review and discussion with the Compensation Committee with respect to Peoples' 2011 compensation programs occurred on August 22, 2011, and covered all Employee Compensation Plans, including the SEO Compensation Plans. The review of all of the Employee Compensation Plans took into consideration: (i) products and services incented; (ii) the risk time horizon of those products and services; (iii) incentives paid as a percentage of total revenue; and (iv) incentives paid as a percentage of each participant's total compensation. Broad-based welfare and benefit plans that do not discriminate in scope, terms or operation in favor of named executive officers were excluded from the review.
    The Compensation Committee believes that Peoples' overall compensation practices for Senior Executive Officers and the named executive officers, which include the following elements, limit the ability of these officers to benefit from taking unnecessary or excessive risks:

•	Balance between base salary and cash and equity-based incentive compensation opportunities

•	Maximum payouts which limit overall payout potential

•	Balance between short-term (cash) and long-term (equity-based) incentive compensation opportunities

•	Use of a balanced scorecard approach in setting performance goals with interacting, complementary incentive objectives that discourage emphasis on any single objective

•	Peoples' tone at the top and culture of ethically doing the right thing

•	Limitations imposed by the ARRA and the Interim Final Rule, which generally applied through December 28, 2011

•	Award of only full value equity awards for purposes of potential equity-based long-term incentive compensation

•
Award of restricted stock with a performance-based vesting requirement based upon the achievement of a cumulative earnings per common share performance goal for a three-year period for purposes of potential equity-based long-term incentive compensation

    In addition, the Compensation Committee believes there are controls around incentive programs for all employees (including Senior Executive Officer Compensation Plans) that effectively discourage unnecessary and excessive risk-taking. All employee incentive programs allow for management discretion (or Compensation Committee discretion in the case of the Senior Executive Officer Compensation Plans) to reduce or eliminate any award. The Compensation Committee reviews and approves all Senior Executive Officer Compensation Plans and award opportunities and the Board reviews and approves the corporate performance goals.
Most officers, including the Senior Executive Officers, and employees serving Peoples in support roles, such as accounting, loan operations and deposit operations, participate in the incentive program. Approximately 50% of Peoples' employees participate in the incentive program. Annual cash incentives as well as equity-based incentives under the incentive program are payable only when specific pre-determined performance goals are met. All participants in the incentive program have some portion of their award dependent on the selected corporate performance criteria. In addition, the potential incentives payable to senior officers having only compliance, risk, credit quality, and internal control roles are tied to corporate goals under the incentive program with only a 25% weighting. The remainder of their potential incentives is driven by individual goals tied to their specific job function. The Compensation Committee ultimately approves all incentive compensation paid to the named executive officers, including the Senior Executive Officers.
In addition to the incentive program, Peoples has (i) compensation plans for producers, including insurance agents and financial advisors, which include variable pay components (commission based on the sales of products underwritten or offered by independent third parties); (ii) compensation plans for home loan originators which include variable cash compensation components tied to the origination of one to four family real estate loans, the majority of which are sold into the secondary market; and (iii) other miscellaneous individual plans which are informal agreements that allow certain employees to earn amounts of cash incentive compensation without encouraging the employees to take unnecessary or excessive risk because their roles inherently do not have the opportunity for excessive levels of risk, either individually or in the aggregate, and the incentive compensation potential is not a substantial part of their respective total compensation.
The Compensation Committee believes that the elements of the incentive program and the other compensation plans, alone and/or combined with the systems of controls in place such as separation of the valuation, authorization and payment of incentive compensation as well as other components of compensation, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.
Further, in light of the significant level of oversight and controls surrounding incentive programs, and the significant amounts that would be required to impact Peoples' reported earnings, the Compensation Committee believes that, upon evaluation of the incentive programs for employees, including Senior Executive Officers, any elements of the incentive program and other compensation and individual plans that have the potential to encourage the manipulation of reported earnings to enhance the compensation of any employee are mitigated.
Submitted by the Compensation Committee of Peoples' Board:
George W. Broughton (Chairman), David L. Mead, Carl L. Baker, Jr., and Paul T. Theisen.

SUMMARY COMPENSATION TABLE FOR 2011
The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2011, 2010, and 2009. Peoples has not entered into any employment agreements with any of the named executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Program Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
						(16)	(17)	(18)
		($)	($)	($)	($)	($)	($)	($)	($)
Charles W. Sulerzyski, (1) President and Chief Executive Officer	2011	$295,011	$50,000 (7)	$200,100(12)	—	$58,855	$—	$84,619	$688,585
David L. Mead (2) Interim President and Chief Executive Officer	2011 2010	$116,499 (5) $153,733 (6)	$50,000 (8) -	$13,984 (13) -	—		$2,732 $1,687	$5,417 $3,683	$188,632 $159,103
Edward G. Sloane, Jr. Executive Vice President, Chief Financial Officer and Treasurer	2011 2010 2009	$201,000 $196,000 $196,000	$25,000 (9) - -	$4,612 (14) - -	—	$27,939 $4,623 $0	$107 $3,983 $7,161	$8,959 $3,920 $16,585	$267,617 $208,526 $219,746
Daniel K. McGill (3) Executive Vice President Chief Commercial Banking Officer	2011 2010 2009	$212,000 $202,000 $60,470	$25,000 (9) - $25,000 (10)	$5,295 (14) - $26,280 (15)	—	$32,012 $5,304 $0	$4,109 $0 $0	$16,865 $14,858 $3,493	$295,281 $222,162 $115,243
Michael W. Hager (4) Executive Vice President, Human Resources	2011	$154,423	$45,000 (11)	$27,520 (12)	—	$21,851	$—	$27,069	$275,863
Carol A. Schneeberger, Executive Vice President, Chief Administrative Officer	2011 2010 2009	$198,333 $190,000 $190,000	$25,000 (9) - -	$13,179 (14) - -	—	$28,758 $13,190	$240,513 $107,546 $50,129	$9,296 $7,121 $8,449	$515,079 $317,857 $248,578

(1)	Mr. Sulerzyski became President and Chief Executive Officer of Peoples on April 4, 2011. Prior to that date, he was not employed by Peoples or any of our subsidiaries.

(2)	Mr. Mead was interim President and Chief Executive Officer of Peoples from August 2, 2010 to April 4, 2011. Prior to August 2, 2010, he was not employed by Peoples or any of our subsidiaries.

(3)
Mr. McGill became Executive Vice President, Chief Commercial Lending Officer on September 14, 2009. Prior to that date, he was not employed by Peoples or any of our subsidiaries. On January 26, 2012, Mr. McGill's title was amended by the Board to Executive Vice President, Chief Commercial Banking Officer.

(4)
Mr. Hager became Executive Vice President, Human Resources on January 25, 2011. Prior to that date, he was not employed by Peoples or any of our subsidiaries. On October 25, 2011, Mr. Hager announced his resignation from employment with Peoples effective March 31, 2012.

(5)
The amount in column (c) is comprised of $83,333 earned by Mr. Mead as his base salary as Peoples' Interim President and Chief Executive Officer during his period of service in 2011 and $33,166 received as the cash portion of the quarterly retainer and meeting fees for services rendered during 2011 as a director of Peoples and Peoples Bank.

(6)
The amount in column (c) is comprised of $104,166 earned by Mr. Mead as his base salary as Peoples' Interim President and Chief Executive Officer during his service in 2010 and $49,567 received as the quarterly retainer and meeting fees for service rendered during 2010 as director of both Peoples and Peoples Bank.

(7)	Mr. Sulerzyski was paid a $50,000 employment sign on bonus on April 4, 2011.

(8)	Mr. Mead was paid a $50,000 discretionary bonus on April 29, 2011 in recognition of his performance as Interim President and Chief Executive Officer.

(9)
On December 30, 2011, each of Mr. Sloane, Ms. Schneeberger, and Mr. McGill received a $25,000 payment under the Management Transition Bonus Plan. Further information concerning the Management Transition Bonus Plan is included under the caption “2011 Executive Compensation Components - Management Transition Bonus Plan” beginning on page 34 of “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS”.

(10)	Mr. McGill was paid a $25,000 employment sign-on bonus on December 1, 2009.

(11)
Mr. Hager was paid a $20,000 employment sign-on bonus on April 15, 2011, in addition to the $25,000 he received on December 30, 2011 pursuant to the Management Transition Bonus Plan. Further information concerning the Management Transition Bonus Plan is included under the caption “2011 Executive Compensation Components - Management Transition Bonus Plan” beginning on page 34 of “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS”.

(12)
The amounts in column (e) reflect the grant date fair value, computed in accordance with FASB Topic 718 based on the market price of Peoples' common shares on the grant date, for awards of restricted shares pursuant to Peoples' 2006 Plan, and are reported for the fiscal year during which the restricted shares were granted. The reported amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by the SEC. See “Note 18. Stock-based Compensation” of the Notes to the Consolidated Financial Statements included in Item 8 of Part II of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

On May 2, 2011, Mr. Sulerzyski was granted 30,000 restricted shares of Peoples, with respect to which the restrictions lapsed as to 15,000 common shares on December 30, 2011, and the restrictions will lapse as to 7,500 common shares on each of May 2, 2013 and May 2, 2014 if Mr. Sulerzyski remains employed by Peoples.
On February 1, 2011, Mr. Hager was granted 2,000 restricted shares of Peoples, with respect to which the restrictions lapsed as to 1,000 common shares on February 1, 2012 and the restrictions would have lapsed as to 1,000 common shares on February 1, 2013 if Mr. Hager had remained employed by Peoples.

(13)
The amount in column (e) reflects the aggregate grant date fair value of the common shares issued to Mr. Mead during 2011 as the equity portion of the quarterly retainer and meeting fees for service rendered as a director of Peoples and Peoples Bank, computed in accordance with FASB Topic 718. The grant date value related to each issuance of common shares represents the closing price of Peoples' common shares on the NASDAQ Global Select Market ® on the date of issuance times the number of common shares issued. Mr. Mead received an aggregate of 916 common shares during 2011.

(14)
The amounts in column (e) reflect the grant date fair value, computed in accordance with FASB Topic 718 based on the market price of Peoples' common shares based on the market price of Peoples' common shares on the grant date, for awards of restricted shares pursuant to the 2010 incentive program and Peoples' 2006 Plan with a two-year time-based vesting period as to 33% of the restricted shares awarded and a two-year performance-based vesting period as to 67% of the restricted shares awarded. These awards are reported for the fiscal year during which the restricted shares were granted. The reported amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by the SEC. See “Note 18. Stock-based Compensation” of the Notes to the Consolidated Financial Statements included in Item 8 of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(15)
The amount in column (e) reflect the grant date fair value, computed in accordance with FASB Topic 718 based on the market price of Peoples common shares on the grant date, for an award of restricted shares to Mr. McGill pursuant to Peoples' 2006 Plan, and are reported for the fiscal year during which the restricted shares were granted. The reported amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by the SEC. See “Note 13. Employee Benefit Plans” of the Notes to the Consolidated Financial Statements included in Item 8 of Part II of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011. On October 1, 2009, Mr. McGill was granted 2,000 restricted shares of Peoples, with respect to which the restrictions lapsed as to 1,000 common shares on October 1, 2010, and the restrictions lapsed as to 1,000 common shares on October 1, 2011.

(16)
The amounts in column (g) represent cash incentives earned under the incentive program, and are reported for the fiscal year with respect to which the cash incentives were earned. The amounts shown for 2011 were paid February 24, 2012. The amounts shown for 2010 were paid March 11, 2011. The named executive officers did not earn a cash incentive under the Amended and Restated Incentive Award Plan for 2009 fiscal year performance.

(17)
The amounts in column (h) represent the increase in the actuarial present value of the named executive officer's accumulated benefits under Peoples' pension plan (the Retirement Plan) determined using assumptions consistent with those used in “Note 18. Stock-based Compensation” of the Notes to the Consolidated Financial Statements included in Item 8 of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and include amounts the executive officer may not be entitled to receive because such amounts are not vested. No amount is included in column (h) for the amount of interest accrued on the cumulative amount of cash incentives deferred by each executive officer under the terms of the Amended and Restated Incentive Award Plan since the rate earned was not above-market or preferential.

(18)
All other compensation for each individual for 2011 includes: (a) Mr. Mead - 401(k) Plan company match in the amount of $5,333 earned in his role of President and Chief Executive Officer and group term life premium in the amount of $84 for a policy in effect during his service as a non-employee director of Peoples and Peoples Bank; (b) Mr. Sulerzyski - 401(k) Plan company match in the amount of $9,432, $73,591.05 in relocation and moving expenses paid on his behalf, and $1,596 in country club dues; (c) Mr. Sloane - 401(k) Plan company match in the amount of $8,959; (d) Mr. Hager - relocation and temporary housing expense in the amount of $19,092, 401(k) Plan company match in the amount of $7,977; (f) Ms. Schneeberger - 401(k) Plan company match in the amount of $9,296; and (g) Mr. McGill - 401(k) Plan company match in the amount of $9,135, Executive Health Program in the amount of $1,990, and $5,740 for personal use of a company vehicle.

GRANTS OF PLAN-BASED AWARDS FOR 2011

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	($)	($)	($)
Charles W. Sulerzyski	—	—	$22,126	$53,840	$73,015	—	—	—	—	—	—	—
	—	—	—	—	—	$22,126	$53,840	$73,015	—	—	—	—
	5/2/2011	3/8/2011	—	—	—	—	—	—	30,000 (3)	—	—	$465,000
David L. Mead	—	—	$—	$—	$—	—	—	—	—	—	—	—
	—	—	—	—	—	$—	$—	$—	—	—	—	—
	5/2/2011	—	—	—	—	—	—	—	412 (4)	—	—	$5,492 (5)
	8/1/2011	—	—	—	—	—	—	—	257 (4)	—	—	$2,982 (5)
	11/1/2011	—	—	—	—	—	—	—	247 (4)	—	—	$2,992 (5)
Edward G. Sloane	—	—	$15,075	$32,160	$42,712	—	—	—	—	—	—	—
	—	—	—	—	—	$15,075	$32,160	$42,712	—	—	—	—
	2/23/2011	—	—	—	—	—	—	—	351 (5)	—	—	$4,612
Daniel K. McGill	—	—	$15,900	$33,920	$45,050	—	—	—	—	—	—	—
	—	—	—	—	—	$15,900	$33,920	$45,050	—	—	—	—
	2/23/2011	—	—	—	—	—	—	—	403 (5)	—	—	$5,295
Michael W. Hager	—	—	$11,582	$24,708	$32,815	—	—	—	—	—	—	—
	—	—	—	—	—	$11,582	$24,708	$32,815	—	—	—	—
	2/1/2011	1/27/2011	—	—	—	—	—	—	2,000 (3)	—	—	$27,520
Carol A. Schneeberger	—	—	$14,875	$31,733	$42,146	—	—	—	—	—	—	—
	—	—	—	—	—	$14,875	$31,733	$42,146	—	—	—	—
	2/23/2011	—	—	—	—	—	—	—	1,003 (5)	—	—	$13,179

(1)
Annual cash incentive potential available for payment through the Incentive Program if the indicated level of performance was achieved for the 2011 fiscal year. Refer to the discussion under the caption “2011 Executive Compensation Components - Cash and Equity-Based Incentive Program” on page 31 of the “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding the incentive program. The annual cash incentive earned for the 2011 fiscal year is reported in column (g) of the SUMMARY COMPENSATION TABLE FOR 2011.

(2)
Economic value of equity-based grants available for award through the 2006 Plan if the indicated level of performance was achieved for the 2011 fiscal year. Equity-based incentive awards are denominated in dollars, rather than number of common shares. As a result, the threshold, target and maximum amounts are shown in “dollars” rather than the “number of common shares.” At the time of payout, the economic value of the actual award earned is to be translated into awards of restricted shares to be settled in common shares made under Peoples' 2006 Plan. One-third of the economic value is to be awarded in time-based restricted stock, using the closing price of Peoples' common shares on the grant date. The remaining two-thirds of the economic value is to be awarded in performance-based restricted stock, using the closing price of Peoples' common shares as of the award date. The awards are made after results in respect of the fiscal year's performance goals have been measured and occurred on February 7, 2012. Refer to the discussion under the caption

“2011 Executive Compensation Components - Cash and Equity-Based Incentive Program” on page 31 of the “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding grants of equity-based awards.

(3)
The number of common shares shown in column (j) reflects the grants of 30,000 restricted shares made to Mr. Sulerzyski. Restrictions as to 15,000 of these common shares lapsed on December 20, 2011 and restrictions will lapse as to 7,500 common shares on each of May 2, 2013 and May 2, 2014 if Mr. Sulerzyski remains employed by Peoples. The number of common shares shown in column (j) reflects the grant of 2,000 restricted shares made to Mr. Hager. Restrictions as to 1,000 common shares lapsed on February 1, 2012 and restrictions would have lapsed as to the remaining 1,000 common shares on February 1, 2013 if Mr. Hager had remained employed by Peoples.

(4)
Amounts in column (j) represent the aggregate number of common shares issued to Mr. Mead as the equity portion of the quarterly and meeting fees for services rendered as a director of Peoples, computed in accordance with FASB Topic 718. The grant date fair value related to each issuance of common shares represents the closing price of Peoples' common shares on The NASDAQ Global Select Market ® on the date of issuance.

(5)
The number of common shares shown in column (j) reflects the restricted shares granted through Peoples' 2006 Plan on February 23, 2011, based upon corporate and individual performance for the 2010 fiscal year. One-third of the shares were awarded in time-based restricted stock, using the closing price of Peoples' common shares on the grant date. The remaining two-thirds of the shares were awarded in the form of performance-based restricted stock, using the closing price of Peoples' common shares as of the award date. The named executive officer has the right to vote the common shares underlying the restricted shares and is entitled to receive dividends paid with respect to the underlying common shares at the same level as paid to other shareholders of Peoples; however, if any dividends are paid in common shares of Peoples, those common shares will be subject to the same restrictions on transfer as the restricted shares with respect to which they were issued. Refer to the discussion under the caption “2011 Executive Compensation Components - Cash and Equity-Based Incentive Program” on page 31 of the “EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding grants of equity-based awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011
The following table provides information relating to the option/SAR awards and restricted stock awards held by the named executive officers at the end of the 2011 fiscal year. Each grant is shown separately for each named executive officer. The market value of the stock awards is based on the closing price of Peoples' common shares as reported on The NASDAQ Global Select Market® on December 30, 2011, which was $14.81.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs	Number of Securities Underlying Unexercised Options/ SARs	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs	Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#)	(#)	(#)	($)		(#)	($)	(#)	($)
		Exercisable	Unexercisable

Charles W. Sulerzyski	5/2/2011	—	—	—	—	—	15,000(3)	$222,150	—	—
	1/31/2012	—	—	—	—	—	—	—	3,763 (8)	$58,853
David L. Mead	5/11/2006	600 (1)	—	—	$29.12	5/11/2016	—	—	—	—
Edward G. Sloane	2/23/2011	—	—	—	—	—	117 (4)	$1,733
									—	—
	2/23/2011	—	—	—	—	—	234 (5)	$3,466	—	—
	2/7/2012	—	—	—	—	—	—	—	1,645 (9)	$27,932
Daniel K. McGill	2/23/2011	—	—	—	—	—	135 (4)	$1,999	—	—
	2/23/2011	—	—	—	—	—	268 (5)	$3,969	—	—
	2/7/2012	—	—	—	—	—	—	—	1,885 (9)	$32,007
Michael W. Hager	2/1/2011	—	—	—	—	—	1,000 (6)	$14,810	—	—
	2/1/2011	—	—	—	—	—	1,000 (7)	$14,810	—	—
	2/7/2012	—	—	—	—	—	—	—	1,286 (9)	$21,836
Carol A. Schneeberger	5/9/2002	1,654 (1)	—	—	$23.593	5/9/2012	—	—	—	—
	5/9/2002	1,278 (1)	—	—	$23.593	5/9/2012	—	—	—	—
	5/9/2002	685 (1)	—	—	$23.593	5/9/2012	—	—	—	—
	3/27/2003	3,755 (1)	—	—	$22.324	3/27/2013	—	—	—	—
	3/27/2003	2,279 (1)	—	—	$22.324	3/27/2013	—	—	—	—
	2/10/2005	792 (1)	—	—	$27.38	2/10/2015	—	—	—	—
	2/9/2006	1,903 (1)	—	—	$28.25	2/9/2016	—	—	—	—
	2/13/2007	938 (2)	—	—	$29.25	2/13/2017	—	—	—	—
	2/20/2008	1,165 (2)	—	—	$23.77	2/20/2018	—	—	—	—
	2/23/2011	—	—	—	—	—	335 (4)	$4,961	—	—
	2/23/2011	—	—	—	—	—	668 (5)	$9,893	—	—
	2/7/2012	—	—	—	—	—	—	—	1,693 (9)	$28,747

(1)	Represents common shares underlying stock options granted to the executive officers.

(2)
SARS to be settled in common shares were approved by the Compensation Committee on February 8, 2007, granted on February 13, 2007, and vested February 13, 2010. SARs to be settled in common shares were approved by the Compensation Committee on February 14, 2008, and granted under Peoples' 2006 Plan on February 20, 2008, and vested on February 20, 2011.

(3)	Restricted shares were approved by the Compensation Committee on March 8, 2011, and granted under Peoples'

2006 Plan on May 2, 2011, and will vest on May 2, 2013 if Mr. Sulerzyski remains employed by Peoples.

(4)
Restricted shares were approved by the Compensation Committee on February 23, 2011, and granted under Peoples' 2006 Plan on February 23, 2011, and will vest on February 23, 2013, if the named executive officer remains employed by Peoples.

(5)
Restricted shares were approved by the Compensation Committee on February 23, 2011, and granted under Peoples' 2006 Plan on February 23, 2011. These shares have a performance-based restriction and will vest if the cumulative earnings per common share for the 2010, 2011, and 2012 fiscal years are greater than or equal to $3.10.

(6)	Restricted shares were approved by the Compensation Committee on January 27, 2011, and granted under Peoples' 2006 Plan on February 1, 2011, and vested on February 1, 2012.

(7)
Restricted shares were approved by the Compensation Committee on January 27, 2011, and granted under Peoples' 2006 Plan on February 1, 2011, and would have vested on February 1, 2013, had Mr. Hager remained employed by Peoples through that date.

(8)
Restricted shares were approved by the Compensation Committee on December 13, 2011, and were granted under Peoples' 2006 Plan on January 31, 2012, with respect to individual performance for the 2011 fiscal year. They were considered “unearned” as they would not have been granted until after the end of the 2011 fiscal year. One-third of the shares has a time-based vesting requirement and will vest on January 31, 2013 if Mr. Sulerzyski remains employed by Peoples on that date. Two-thirds of the shares have a performance-based vesting requirement and will vest if the cumulative earnings per common share for fiscal years 2011, 2012 and 2013 are greater than or equal to $2.83.

(9)
Restricted shares were approved by the Compensation Committee on February 7, 2012, and were granted under Peoples' 2006 Plan on February 7, 2012, with respect to individual performance for the 2011 fiscal year. They were considered “unearned” as they would not have been granted until after the end of the 2011 fiscal year. One-third of the shares has a time-based vesting requirement and will vest on February 7, 2013 if the named executive officer remains employed by Peoples on that date. Two-thirds of the shares have a performance-based vesting requirement and will vest if the cumulative earnings per common share for fiscal years 2011, 2012 and 2013 are greater than or equal to $2.83.

OPTION EXERCISES AND STOCK VESTED FOR 2011
The following table provides information for the named executive officers relating to restricted shares that vested during the 2011 fiscal year, including the number of common shares acquired upon vesting and the value realized. The values shown below are before payment of any applicable withholding tax. None of the named executive officers exercised stock options or SARs during the 2011 fiscal year.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Common Shares Acquired on Exercise	Valued Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Charles W. Sulerzyski	—	—	15,000	$222,150
David L. Mead	—	—	—	—
Edward G. Sloane	—	—	—	—
Daniel K. McGill	—	—	1,000	$11,000
Michael W. Hager	—	—	—	—
Carol A. Schneeberger	—	—	270	$3,642

PENSION BENEFITS FOR 2011
The table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under the Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in Peoples' Notes to the Consolidated Financial Statements, Note 13. Employee Benefit Plans on pages 83 through 86 of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Information regarding the Retirement Plan can be found in the discussion under the caption “Retirement and Other Benefits” beginning on page 34 of the “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS.”

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
Charles W. Sulerzyski (1)	Retirement Plan	—	—	—
David L. Mead (1)	Retirement Plan	—	—	—
Edward G. Sloane	Retirement Plan	3	$11,251	—
Daniel K. McGill	Retirement Plan	1	$4,109	—
Michael W. Hager (1)	Retirement Plan	—	—	—
Carol A. Schneeberger	Retirement Plan	34	$723,483	—

(1)	Messrs. Sulerzyski, Mead, and Hager were employed by Peoples after the Retirement Plan was closed to new entrants and, therefore, will not become participants in the Retirement Plan.
NON-QUALIFIED DEFERRED COMPENSATION FOR 2011
The following table provides information regarding cash incentives earned by the named executive officers under the Amended and Restated Incentive Award Plan (the “Pre-2010 Incentive Plan”) in place prior to January 1, 2010 but which were deferred in accordance with the terms of that plan. Executive officers were required to defer 25% of any annual cash incentives earned under the terms of the Pre-2010 Incentive Plan. If an executive officer terminates his or her employment for any reason other than death, disability or retirement prior to the end of the three-year deferral period, the deferred portion of the annual cash incentive is forfeited. This mandatory deferral was another way to promote retention of key executive officers, as the executive officers must remain with Peoples until the required deferral period lapses or they forfeit that portion of their incentive payout. Once the mandatory deferral period lapses, executive officers may either take a cash distribution or further defer receipt of the cash incentive, as discussed in the following paragraph, based on an election made under the terms of the Incentive Program prior to the year the cash incentive was earned, until they retire or their employment is terminated. Interest on the deferred compensation is accrued at a rate equal to 50% of Peoples' Return on Average Equity achieved during each calendar year throughout the deferral period. No additional mandatory deferrals will be required since the Pre-2010 Incentive Plan requiring such cash deferrals is no longer active.
In addition to the mandatory 25% deferral, the executive officers also had the option to (i) defer any remaining annual cash incentive compensation to be paid to them and (ii) further defer the mandatory amount after the original three-year period has lapsed until they retire or until their employment with Peoples is terminated. For an executive officer who is also a “specified employee” for purpose of Section 409A of the Internal Revenue Code on the date of the executive officer's separation from service, the distribution of the account will be delayed until the first business day of the seventh month following the date of separation of service. The amount an executive officer elected to voluntarily defer was chosen by the executive officer prior to the beginning of the calendar year in which the cash incentive compensation was earned. Interest on the deferred compensation is accrued at a rate equal to 50% of Peoples' Return on Average Equity achieved during each calendar year throughout the deferral period. The sole activity in Peoples' only non-qualified deferred compensation plan will be further deferrals of previously deferred mandatory amounts such as described in this paragraph or payouts as described in the previous paragraph.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
	($)	($)	($)	($)	($)

Charles W. Sulerzyski (1)	—	—	—	—	—
David L. Mead (1)	—	—	—	—	—
Edward G. Sloane (1)	—	—	—	—	—
Daniel K. McGill (1)	—	—	—	—	—
Michael W. Hager (1)	—	—	—	—	—
Carol A. Schneeberger	—	—	$528 (2)	$5,836 (3)	$18,991 (4)

(1)
Messrs. Sulerzyski, Mead, Sloane, McGill, and Hager are not participants in the Pre-2010 Incentive Plan. Mr. Mead participated in the deferred compensation plan for directors, described on page 52. Earnings from that plan are found on the Summary Compensation Table for 2011, column (h).

(2)
The amount in column (d) represents the aggregate earnings on the accumulated mandatory and voluntary deferrals of cash incentives. Interest is accrued at a rate equal to 50% of Peoples' Return on Average Equity achieved during each calendar year throughout the deferral period. The accrual rate for 2011 was 2.86%. This amount is not included in the Summary Compensation Table for 2011since the rate earned was not above-market or preferential.

(3)
This amount represents the distribution in 2011 of the cash incentive earned for the 2007 fiscal year which had been mandatorily deferred by Ms. Schneeberger in 2008 in accordance with terms of the pre-2010 Incentive Plan.

(4)	This amount represents the accumulated voluntary deferrals of cash incentives and earnings thereon for Ms. Schneeberger..
OTHER POTENTIAL POST EMPLOYMENT PAYMENTS
The amount of compensation payable to each named executive officer upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control of Peoples and termination in the event of disability or death of the named executive officer is described below.
In the event of the retirement, disability or death of a named executive officer, or a change in control of Peoples, the vesting period is accelerated with regard to the mandatory deferrals of the cash incentives earned under the Pre-2010 Incentive Plan and unvested outstanding equity-based awards.
Payments Made Upon Termination
Regardless of the manner in which a named executive officer's employment terminates, including termination for cause with the exception noted below, he or she is entitled to receive amounts earned during his or her term of employment. These amounts are not included in the table below. Such amounts would include:

•	all vested equity-based awards earned through the long-term equity-based incentive compensation programs;

•
all cash incentives voluntarily deferred under the Pre-2010 Incentive Plan. This amount for Ms. Schneeberger ($18,991) is included in the table under the heading “NON-QUALIFIED DEFERRED COMPENSATION FOR 2011” beginning on page 37 within the amount shown in the Aggregate Balance at Last Fiscal Year-End column.

•	the balance of the executive officer's Retirement Savings Plan (Peoples 401(k) Plan) account;

•
pay for a portion of unused paid time off, commensurate with the length of service in the current calendar year, if the executive officer has been employed by Peoples for three or more years (except in the case of termination for cause); and

•
amounts accrued and vested through the Retirement Plan (Peoples' pension plan). These amounts are included in the table under the heading “PENSION BENEFITS FOR 2011” on page 46 in the amount shown in the Present Value of Accumulated Benefit column. Ms. Schneeberger has met the five or more years of service requirement and would be paid the amount shown for her upon termination of employment.

Payments Made Upon Retirement
In the event of the retirement of a named executive officer, in addition to the items identified above, he or she would receive the following benefits:

•	all previously unvested equity-based awards would vest; and

•	all previously unvested mandatory deferrals under the previous Incentive Program would vest.
Retirement may occur at the age of 65 or at the age of 50 if the executive officer has at least 10 years of service with Peoples.
Payments Made Upon Death or Disability
In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named executive officer will also receive benefits under Peoples' disability plan or payments under the Peoples Bancorp Group Term Life Insurance Plan, as appropriate.
Payments Made Upon a Change in Control
Peoples has entered into change in control agreements with the named executive officers, except for Mr. Mead who was not offered a change in control agreement due to his interim status. Under these agreements, a change in control occurs when one or more of the following events take place:

•
a “person” or “group” (as defined in Section 409A of the Internal Revenue Code) acquires ownership of shares of Peoples that, together with shares held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of Peoples;

•
any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of shares of Peoples possessing 35% or more of the total voting power of the shares of Peoples;

•
a majority of the members of Peoples' Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Peoples' Board prior to the date that such appointments or elections are made; or

•
any person or group acquires (or has acquired) during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from Peoples that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Peoples immediately prior to such acquisition or acquisitions.

Generally, the agreements provide for severance compensation to the named executive officers if their employment is terminated by Peoples or its successor for any reason other than cause (defined as gross negligence or gross neglect of duties; commission of a felony or a gross misdemeanor involving moral turpitude; fraud, disloyalty, dishonesty or willful violation of any law or significant policy of Peoples; or issuance of an order by the banking regulators of Peoples for removal of the named executive officer) within 6 months prior to or 24 months after a defined change in control occurs. In addition, compensation will be paid if the named executive officer voluntarily terminates employment during the same periods because of: (i) the assignment to the named executive officer of any material duties or responsibilities inconsistent with the named executive officer's positions, or a change in the named executive officer's reporting responsibilities, titles, or offices, or any removal of the named executive officer from or any failure to re-elect the named executive officer to any of such positions, except in connection with the named executive officer's termination of employment for cause, disability, retirement, or as a result of the named executive officer's death; (ii) a reduction in the named executive officer's base salary; (iii) the taking of any action by Peoples or its successor which would adversely affect the named executive officer's participation in or materially reduce the named executive officer's benefits under any benefit plans; (iv) any failure of Peoples to obtain the assumption of the agreement by any successor; or (v) geographic relocation of the executive officer to an office location more than 50 miles from the executive officer's current location without the named executive officer's consent or without reimbursement of reasonable moving expenses incurred by the executive officer relating to a change of the named executive officer's principal residence in connection with relocation.
The named executive officer's base annual compensation for purpose of his or her respective agreement is calculated as the average annualized compensation paid by Peoples, prior to any deferred arrangements, during the most recent five taxable years ending before the date of the change in control, subject to certain adjustments in the event that Section 280G of the Internal Revenue Code is triggered. For named executive officers that have worked for Peoples for less than five years, the average annualized compensation paid by Peoples is calculated for the number of years employed by Peoples.

Under the agreements, severance provisions include: (i) a lump sum cash payment of two times base annual compensation for Mr. Sloane, Ms. Schneeberger, Mr. McGill and Mr. Hager, and two and one-half times base annual compensation for Mr. Sulerzyski, in each case payable within 30 days following the named executive officer's termination date with such payment delayed until the first business day of the seventh month following the named executive officer's termination date if the named executive officer is a “specified employee” for purposes of Section 409(A) of the Internal Revenue Code; (ii) continuing participation in life, medical, and dental insurance for 12 months (15 months in the case of Mr. Sulerzyski) substantially in the form and expense to the named executive officer as that received on the date of termination; (iii) the named executive officer agreeing not to disclose to others any confidential information; and (iv) the named executive officer entering into a non-compete agreement for 12 months (15 months for Mr. Sulerzyski) immediately following the date of termination. The non-compete agreement prohibits the named executive officer from directly or indirectly engaging in any business in which Peoples directly or indirectly engages within Peoples' geographic market.
The following table summarizes payments which would have been made to the named executive officers if a termination event had occurred on December 31, 2011. Actual amounts to be paid out can only be determined at the time of a named executive officer's actual separation from service with Peoples.

Compensation & Benefits Payable Upon Termination	Voluntary Termination (1)	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	CIC Involuntary or Good Reason Termination	Death or Disability
Charles W. Sulerzyski
2.5 times Base Annual Compensation	—	—	—	—	$1,082,500	—
Welfare (2)	—	—	—	—	$7,781	—
Value of Unvested Restricted Stock	—	$222,150	—	—	$222,150	$222,150
Total	$—	$222,150	$—	$—	$1,312,431	$222,150

Edward Sloane
2.0 times Base Annual Compensation	—	—	—	—	$395,013	—
Welfare (2)	—	—	—	—	$7,135	—
Value of Unvested Restricted Stock	—	$5,198	—	—	$5,198	$5,198
Total	$—	$5,198	$—	$—	$407,346	$5,198

Daniel K. McGill
2.0 times Base Annual Compensation	—	—	—	—	$412,224	—
Welfare (2)	—	—	—	—	$1,071	—
Value of Unvested Restricted Stock	—	$5,968	—	—	$5,968	$5,968
Total	$—	$5,968	$—	$—	$419,263	$5,968

Carol S. Schneeberger
2.0 times Base Annual Compensation	—	—	—	—	$372,216	—
Welfare (2)	—	—	—	—	$7,454	—
Value of Unvested Restricted Stock	$14,854	$14,854	—	—	$14,854	$14,854
Total	$14,854	$14,854	$—	$—	$394,525	$14,854

(1)
If Ms. Schneeberger elected to retire as of December 31, 2011, as she had reached retirement eligibility (50 years of age or older and had at least 10 years of service with Peoples as of December 31, 2011), her unvested restricted stock would accelerate upon retirement.

(2)
Under the terms of the change in control agreements, the NEO continues to participate in life, medical, and dental insurance during the term of their non-compete agreement 15 months for the CEO, 12 months for the other officers.

DIRECTOR COMPENSATION
Peoples uses a combination of cash and equity-based compensation to attract and retain qualified directors to serve on the Board. Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure Peoples can attract and retain outstanding director candidates;

•	Recognize the substantial time commitments necessary to oversee the affairs of Peoples; and

•	Support the independence of thought and action expected of directors.
Compensation Paid to Board Members
The cash compensation paid to Board members for their service to Peoples changed in 2011. In late 2010, the Compensation Committee engaged the services of McLagan to assist in reviewing the form, amount and competitiveness of the fees paid to Peoples' directors. Upon review of Peer Group data and upon recommendation from McLagan, changes to directors' compensation were approved by the Board, effective January 2011. The Compensation Committee believes the replacement of a portion of the cash compensation with common shares will further promote independent decision making on the part of directors as the common shares have immediate value, unlike stock options or similar forms of equity-based awards. Additionally, there was no increase in total compensation to each director as a result of the changes outlined below since the changes represent either a fee reduction or a change in the form of payment from cash to common shares.

•
Changed the meeting fee for the Peoples' Board members from $1,250 in cash to $750 in cash and $500 in common shares with the number of shares based on the closing price on the last business day of each calendar quarter for the fees earned in that calendar quarter to be issued; and

•
Changed the payment method of the quarterly $1,500 retainer from cash to an equivalent amount of common shares to be issued the first business day of the second month in each calendar quarter for the fees earned in the preceding three months; and,

•	Reduced the per-meeting fee to $150 for each “brief” meeting. A brief meeting will be determined at the discretion of the Chairman of the Board or the respective committee chairperson.
Peoples' directors other than Charles W. Sulerzyski received a quarterly fee of $1,500 for their services, paid in an equivalent amount of common shares as described above. In addition, directors other than Mr. Sulerzyski receive compensation of $1,250 for each meeting of the Board attended; paid $750 in cash, and $500 in equivalent amount of common shares as described above. The Compensation Committee believes these fees are appropriate to maintain the caliber of directors necessary to promote long-term shareholder value based upon periodic review of director compensation data from the Peer Group described in the “COMPENSATION DISCUSSION AND ANALYSIS”.
Directors are also compensated for each committee meeting they attend. The committee fees remained unchanged during 2011: (i) fees paid to members of the Executive Committee and the Governance and Nominating Committee were $300 for each committee meeting attended; and (ii) the fees paid to members of the Compensation Committee, the Audit Committee, and for the Risk Committee, $600 for each committee meeting attended. In addition to the per meeting fees, the Chair of the Compensation Committee, the Chair of the Audit Committee, and the Chair of the Risk Committee each received a cash fee of $5,000 annually. The Chair of the Board receives a cash fee of $10,000 annually. The Compensation Committee believes that the additional fees are appropriate and commensurate with the overall level of responsibility and accountability of each Chair. Likewise, the Committee believes the fees are necessary to attract and retain Committee Chairs with the talents and skills the Compensation Committee believes necessary to promote shareholder value.
All directors of Peoples are also directors of Peoples Bank. Directors receive compensation for their service as Peoples Bank directors in addition to compensation received for their service as directors of Peoples. Each director of Peoples receives the following compensation for his or her service as a director of Peoples Bank: (i) $500 fee paid for each regular meeting attended; (ii) $300 fee paid to members of the Information Technology Committee and the Investment Committee for each committee meeting attended; (iii) $600 fee paid to members of the Loan Committee for each committee meeting attended; and (iv) $300 quarterly retainer paid to members of the Trust Investment Committee.
Mr. Sulerzyski received no compensation as a director of Peoples or Peoples Bank during 2011.
Directors who travel a distance of 50 miles or more to attend a Board or committee meeting of Peoples or Peoples Bank receive a $150 travel fee. A single travel fee of $150 is paid for multiple meetings occurring on the same day. Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations. Peoples believes these fees and reimbursements are reasonable and partially offset travel expenses incurred by some of the directors living outside the Marietta, Ohio area, where Board and committee meetings are typically held.

Equity-Based Compensation
The full Board approves all equity-based awards made to non-employee directors of Peoples and Mr. Mead, who continued as a director of Peoples during his appointment as interim President and Chief Executive Officer of Peoples; while the Compensation Committee approves all equity-based awards made to non-employee directors of Peoples' subsidiaries other than Peoples Bank. The grant date for equity-based awards made to non-employee directors of Peoples is the date of the approval by the Board, the date of election or appointment, or the third business day following the date on which all material information has been publicly disclosed, whichever is the latest. The price by which the value of equity-based awards is measured is the closing price of Peoples' common shares on The NASDAQ Global Select Market® on the grant date.
The following summarizes the effect of various termination of service events on the restricted shares granted to the non-employee directors in past fiscal years:

•
Termination of service as a director of Peoples due to death, disability, or retirement: The restrictions on the restricted shares lapse and the restricted shares become fully vested on the termination date.

•	Termination of service as a director of Peoples for cause or any reason other than retirement, death or disability: Any non-vested restricted shares are forfeited on the termination date.
All restricted shares granted to directors in prior years have vested.
Deferred Compensation Plan for Directors
Since 1991, Peoples has maintained the Deferred Compensation Plan for Directors. Voluntary participation in the Deferred Compensation Plan for Directors allows a non-employee director of Peoples, or one of our subsidiaries, to defer all or part of his or her director's fees, including the Federal income tax thereon. Since January 2, 1998, directors have been permitted to allocate their deferrals within each participant's bookkeeping account under the Plan between a cash account (earning interest equal to Peoples Bank's three-year certificate of deposit interest rate) and a stock account (under which common shares of Peoples are allocated at fair market value on the first business day of each calendar quarter based on (i) the amount deferred and (ii) subsequent cash dividends on the common shares previously credited to the account). The only right a participant in the Deferred Compensation Plan for Directors has with respect to his or her cash account and/or stock account is to receive distributions upon termination of service as a director. Distribution of the deferred amounts is made in a lump sum or annual installments, at the election of the director beginning (i) on the first business day of the calendar month following the date of the director's termination of service due to resignation, retirement, death or otherwise for the portion of the account, if any, that was earned and vested before January 1, 2005, and any additions attributable to such portion of the account; and (ii) on the first business day of the calendar month following the earlier of the directors' death or separation from service as a director for the remaining portion of the account in the first year in which the person is no longer a director. For a director who is also a “specified employee” for purpose of Section 409A of the Internal Revenue Code on the date of the director's separation from service, the distribution of the portion of the account that was earned and vested or after January 1, 2005, will be delayed until the first business day of the seventh month following the date of separation of service. The stock account is distributed in common shares of Peoples or in cash and the cash account is distributed only in cash.
All Other Compensation
The non-employee directors are eligible to participate in the medical and dental insurance plans maintained by Peoples for employees. In addition, the non-employee directors automatically receive a group term life insurance benefit, the premiums for which are paid by Peoples. The maximum benefit under the group term life insurance is $50,000 for directors age 65 or younger. The maximum benefit decreases by a percentage for each year beyond age 65 until it reaches a maximum payout of $5,000 at age 90.
Stock Ownership Guidelines
On December 15, 2010, the Governance and Nominating Committee established a minimum common share ownership level guideline for directors. The guideline for directors was set at 5,000 common shares, or common shares having a market value of $50,000, whichever is less. Directors who were serving on December 15, 2010 have until December 31, 2015 to meet the minimum guideline. Directors who join the Board after December 15, 2010 have five years from the date of their election to the Board to meeting the minimum guideline.

DIRECTOR COMPENSATION FOR 2011

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	(2)	(3)	(4)		(5)	(6)
	($)	($)	($)	($)	($)	($)	($)
Carl L. Baker, Jr.	$33,916	$13,984	—	—	$122	$126	$48,148
George W. Broughton	$39,816	$13,984	—	—	$604	$126	$54,530
Wilford D. Dimit	$28,066	$13,984	—	—	$14,084	$38	$56,172
Richard Ferguson	$36,716	$13,984	—	—	$3,332	$126	$54,158
Brenda F. Jones	$24,373	$13,477	—	—	$6,144	$126	$44,120
David L. Mead (1)	$33,166	$13,984	—	—	$2,732	$84	$49,966
Susan Rector	$7,501	$4,999	—	—	—	$32	$12,532
Theodore P. Sauber	$31,623	$13,477	—	—	—	$38	$45,138
Paul T. Theisen	$27,866	$13,984	—	—	$2,730	$26	$44,606
Thomas J. Wolf	$33,216	$13,984	—	—	—	$126	$47,326
(1)    Mr. Mead, who served as interim President and Chief Executive Officer of Peoples from August 2, 2010 to April 4, 2011 and of Peoples Bank from August 6, 2010 to April 4, 2011, is included in this table. The compensation paid to Mr. Mead in his capacity as a director as well as interim President and Chief Executive Officer of Peoples and Peoples Bank, is shown in the “Summary Compensation Table for 2011” on page --40, and is also included in the calculations found in that table. Charles W. Sulerzyski, who serves as President and Chief Executive Officer of Peoples and Peoples Bank, is not included in this table. Mr. Sulerzyski receives no compensation in his capacity as a director of Peoples and Peoples Bank.
(2) Amounts in column (b) represent the aggregate cash quarterly and meeting fees (including travel fees paid or payable to each director). Included in these amounts are voluntary elective deferrals of fees made pursuant to the Deferred Compensation Plan for Directors. Deferrals of these fees for 2011 were: $12,600 for Mr. Dimit, $12,900 for Ms. Jones, and $8,250 for Mr. Mead. All other amounts representing cash portion paid for quarterly fees, meeting fees, and travel fees for 2011 are included in this table. Pursuant to the 2011 compensation structure for Directors, the portion of these fees paid in stock awards is detailed in column (c). All directors identified in this table are, or during their period of service were, non-employee directors of both Peoples and Peoples Bank and were compensated through retainer fees, board meeting attendance fees and committee attendance fees, as appropriate, for their service to both boards, with the exception of Mr. Mead, who served as interim President and Chief Executive Officer of Peoples from August 2, 2010 to April 4, 2011, and of Peoples Bank from August 6, 2010 to April 4, 2011
(3) Amounts in column (c) represent the aggregate grant date fair value of common shares issued to the directors as the equity portion of the quarterly and meeting fees for services rendered as a director of Peoples, computed in accordance with FASB Topic 718. The grant date fair value related to each issuance of common shares represents the closing price of Peoples' common shares on the NASDAQ Global Select Market ® on the date of issuance times the number of common shares issued
(4)The aggregate number of common shares underlying unexercised non-qualified stock options outstanding at December 31, 2011 were: (a) Carl L. Baker, Jr. - 5,820; (b) George W. Broughton - 4,665; (c) Wilford D. Dimit - 5,820; (d) Richard Ferguson - 2,355; (e)Brenda F. Jones - 2,912; (f) David L. Mead - 600; (g) Susan D. Rector - 0; ; (h) Theodore P. Sauber -

2,355; (i) Paul T. Theisen - 5,820; and (j) Thomas J. Wolf - 3,510. All of these outstanding non-qualified stock options had vested prior to January 1, 2008.
(5) Amounts in column (f) represent 2011 earnings on each of the director's deferred fees pursuant to the Deferred Compensation Plan for Directors.
(6) Amounts in column (g) represent the amount of Peoples' 2011 annual payment of premiums for group term life insurance for all directors.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Each of Carl L. Baker, Jr., George W. Broughton, and Paul T. Theisen served as a member of the Compensation Committee of Peoples' Board for the entire 2011 fiscal year and continues to serve as a member. David L. Mead became a member of the Compensation Committee on April 28, 2011 after the conclusion of his service as interim President and Chief Executive Officer of Peoples. Mr. Mead continues to serve as a member.
None of the individuals serving on the Compensation Committee during the 2011 fiscal year or who continue to so serve has been an officer or employee of Peoples or any of our subsidiaries, except Mr. Mead. During the 2011 fiscal year, Peoples Bank entered into lending relationships with certain members of the Compensation Committee, with members of their respective families and with corporations and organizations as to which they serve as executive officers or beneficially own more than 10% of the equity securities. All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates charged and collateral required, as those prevailing at the time for comparable loans with persons not related to Peoples or Peoples Bank, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features to Peoples or Peoples Bank. During the 2011 fiscal year, no executive officer of Peoples served on the Board or Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on Peoples' Board or Compensation Committee.
AUDIT COMMITTEE REPORT
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011
Management has represented to the Audit Committee that Peoples' audited consolidated financial statements as of and for the fiscal year ended December 31, 2011, were prepared in accordance with US GAAP and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management.
In addition, the Audit Committee has discussed and reviewed with E&Y, Peoples' independent registered public accounting firm, all communications and other matters required to be discussed by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, Communications With Audit Committees, as amended, and by SEC rules, as well as significant current accounting developments and issues. The Audit Committee has also reviewed and discussed the audited consolidated financial statements as of and for the fiscal year ended December 31, 2011, with E&Y.
The Audit Committee has received from E&Y the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y's communications with the Audit Committee concerning independence, and has discussed with E&Y the independence of E&Y. The Audit Committee has discussed with E&Y any relationships with or services to Peoples or our subsidiaries that may impact E&Y's independence and objectivity, including the non-audit services rendered by E&Y, and the Audit Committee has satisfied itself as to E&Y's independence.
Based on the Audit Committee's reviews and discussions with management and E&Y, and the Audit Committee's review of the report of E&Y to the Audit Committee, the Audit Committee recommended to the Board that Peoples' audited consolidated financial statements be included in Peoples' Annual Report on Form 10‑K for the fiscal year ended December 31, 2011 for filing with the SEC.
Submitted by the Audit Committee of Peoples' Board:
Thomas J. Wolf (Chairman), Carl L. Baker, Jr., Richard Ferguson, Dr. Brenda F. Jones, and Theodore P. Sauber.

INDEPENDENT REGISTERED PUBLIC accounting firm
On February 22, 2012, the Audit Committee appointed E&Y as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2012. E&Y has served as Peoples' independent auditors/independent registered public accounting firm since 1995.
Fees
Fees for services rendered by E&Y for each of the 2011 fiscal year and the 2010 fiscal year were:

	2011	2010
Audit Fees (1)	$638,847	$479,645
Audit-Related Fees (2)	—	—
Tax Fees (3)	42,500	38,000
Total	$681,347	$517,645
____________________

(1)
Audit Fees pertain to professional services rendered in connection with the audit of Peoples' annual consolidated financial statements and review of the consolidated financial statements included in Peoples' Quarterly Reports on Form 10-Q, as well as internal control testing for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees pertain to services rendered in connection with statutory audits and accounting consultation.

(3)	Tax Fees pertain to services rendered for tax planning and advice, tax compliance, and assistance with tax audits and appeals.
E&Y did not render any other services to Peoples or any of our subsidiaries during the 2011 fiscal year or the 2010 fiscal year. All of the services described under “Audit-Related Fees” or “Tax Fees” above were pre-approved by the Audit Committee.
Pre-Approval Policy
The Audit Committee has adopted, and the Board has ratified, an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”), which sets forth the procedures and conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”), or require the specific pre-approval of the Audit Committee (“specific pre-approval”). Appendices to the Pre-Approval Policy describe the Audit, Audit-Related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee states otherwise. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations.
The Pre-Approval Policy does not delegate to management the Audit Committee's responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee, however, may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
All requests or applications for services to be provided by the independent registered public accounting firm are to be submitted to the Chief Financial Officer of Peoples, and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that has received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm. Services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's and the Public Company Accounting Oversight Board's rules on auditor independence. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.
The Audit Committee has designated the Auditor of Peoples, as head of the Internal Audit Department (the “Auditor”), to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Pre-Approval Policy. The Auditor reports to the Audit Committee on a periodic basis as to the results of this monitoring. Both the Auditor and management of Peoples are to immediately report to the Chairman of the Audit Committee any breach of the Pre-Approval Policy that comes to the attention of the Auditor or any member of management. The Audit Committee also reviews the Auditor's internal audit plan to determine whether the plan provides for adequate monitoring of the independent registered public accounting firm's services.
Beginning on April 1, 2012, Peoples' internal audit function will be outsourced to an external accounting firm. At that time, the Auditor position will no longer exist and the monitoring of compliance with the Pre-Approval Policy will reside solely with the Audit Committee.
PROPOSAL NUMBER 4:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of Peoples' Board has appointed E&Y to serve as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2012, and recommends that Peoples' shareholders vote for the ratification of that appointment. E&Y audited Peoples' consolidated financial statements as of and for the fiscal year ended December 31, 2011, and the effectiveness of Peoples' internal control over financial reporting as of December 31, 2011. Representatives of E&Y are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
The appointment of Peoples' independent registered public accounting firm is made annually by the Audit Committee. Peoples has determined to submit the appointment of the independent registered public accounting firm to the shareholders for ratification because of such firm's role in reviewing the quality and integrity of Peoples' consolidated financial statements and internal control over financial reporting. Before appointing E&Y, the Audit Committee carefully considered that firm's qualifications as Peoples' independent registered public accounting firm and the audit scope.
Recommendation and Vote
THE AUDIT COMMITTEE AND THE BOARD UNANIMOUSLY RECOMMEND THAT PEOPLES' SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y.
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of E&Y as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2012. The effect of an abstention is the same as a vote “AGAINST.” Even if the appointment of E&Y is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of E&Y and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of E&Y is not ratified, the Audit Committee will reconsider (but may decide to maintain) the appointment.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
The SEC has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” would permit Peoples to send a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, to any household at which two or more different shareholders reside if Peoples reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the shareholder(s) must consent to the householding process, and may at any time request that Peoples promptly deliver to such shareholder(s) a separate copy of the proxy materials subject to householding. Each shareholder would continue to receive a separate notice of meeting of shareholders and proxy card. The householding procedure is intended to reduce the volume of duplicate information shareholders receive and reduce Peoples' expenses. Peoples does not currently practice householding, but may institute householding in the future and will notify registered shareholders affected by householding at that time. Registered shareholders sharing an address may request delivery of a single copy of annual reports to shareholders, proxy statements and Notices of Internet Availability of Proxy Materials by contacting the Corporate Secretary of Peoples at Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, OH 45750-0738, Attention: Corporate Secretary.
Many brokers, financial institutions and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of Peoples, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or Peoples' 2011 Annual Report or if you wish to revoke your decision to household and thereby receive multiple copies of Peoples' proxy materials. You should also contact the holder of record if you wish to institute householding.

OTHER MATTERS
As of the date of this proxy statement, the Board knows of no matter that will be presented for action by the shareholders at the Annual Meeting other than those matters discussed in this proxy statement. However, if any other matter requiring a vote of the shareholders is properly presented at the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.
It is important that your common share be represented. Whether or not you plan to attend the Annual Meeting in person, please complete, sign and return the accompanying proxy card in the enclosed envelope furnished herewith, or transmit your voting instructions electronically via the Internet or by telephone by following the instructions on the proxy card.

By Order of the Board,

Charles W. Sulerzyski
President and Chief Executive Officer

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945		Company #

Address Change? Mark box, sign, and indicate changes below:	o	TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE
SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Items 1, 2, and 4 and the selection of
“EVERY 1 YEAR” in Item 3.

1.	Election of directors for a three-year term	01	Carl L. Baker, Jr.	03	Richard Ferguson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02	George W. Broughton	04	Charles W. Sulerzyski

ò	Please fold here - Do not separate	ò

(Instruction: To withhold authority to vote for any individual nominee(s), mark “Vote FOR all nominees (except as marked)” and write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval, in a non-binding advisory vote, of the compensation of Peoples' named executive officers as disclosed in the Proxy Statement for the 2012 Annual Meeting of Shareholders.
		☐	For	☐	Against	☐	Abstain

3.	Determination, in a non-binding advisory vote, whether the shareholder advisory votes on the compensation of Peoples' named executive officers will occur every 1, 2 or 3 years.		Every		Every		Every
		☐	1 year	☐	2 year	☐	3 year	☐	Abstain

4.	Ratification of the appointment of Ernst & Young LLP as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2012.
		☐	For	☐	Against	☐	Abstain

THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED (EXCEPT IN THE CASE OF COMMON SHARES HELD UNDER PEOPLES' RETIREMENT SAVINGS PLAN AND BROKER NON-VOTES, WHERE APPLICABLE) FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN ITEM NO. 1, FOR THE PROPOSAL IN ITEM NO. 2, FOR THE SELECTION OF THE EVERY 1 YEAR OPTION IN ITEM NO. 3, AND FOR THE PROPOSAL IN ITEM NO. 4. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THIS PROXY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

Date	Signature(s) in box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PEOPLES BANCORP INC.
ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 26, 2012
10:00 a.m., Eastern Daylight Saving Time

Holiday Inn
701 Pike Street
Marietta, OH 45750

Peoples Bancorp Inc.
P.O. Box 738
Marietta, OH 45740	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on April 26, 2012.
The common shares of Peoples Bancorp Inc. (“Peoples”) as to which you have voting authority, including those held on your behalf in a trust account, under Peoples' Dividend Reinvestment and Stock Purchase Plan, or under Peoples' Retirement Savings Plan, will be voted as you specify on the reverse side of this proxy card.
If no choice is specified, the common shares of Peoples represented by this proxy card will be voted, except in the case of common shares held under Peoples' Retirement Savings Plan and broker non-votes, where applicable, “FOR” the election of the director nominees listed in Item No. 1, “FOR” the proposal in Item No. 2, for the selection of the “EVERY 1 YEAR” option in Item No. 3, and “FOR” the proposal in Item No. 4.
Notice to Participants in Peoples' Retirement Savings Plan: If you participate in Peoples' Retirement Savings Plan, by completing and signing the proxy card or providing voting instructions by the Internet or telephone you will be deemed to have instructed the trustee of the Retirement Savings Plan how to vote common shares that have been allocated to your account. If you do not provide voting instructions by 11:59 p.m., Central Daylight Saving Time, on April 22, 2012, the trustee will not vote the common shares allocated to your account.
By signing the proxy card, you revoke all prior proxies to vote the common shares of Peoples you are entitled to vote at the Annual Meeting of Shareholders and appoint Richard Ferguson and Charles W. Sulerzyski, and each of them with full power of substitution, as your proxies to attend the Annual Meeting of Shareholders and vote your common shares of Peoples on the matters shown on the reverse side and in their discretion, to the extent permitted by applicable law, on any other matters (none known at the time of solicitation of this proxy) which may properly come before the Annual Meeting of Shareholders and all adjournments thereof.

Peoples Bancorp (w/logo)® is a federally registered service mark of Peoples Bancorp Inc.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your telephone or Internet voting instructions authorize the named proxies to vote your common shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/pebo	1-800-560-1965

Use the internet to provide voting instructions until 11:59 p.m. (CDST) on April 25, 2012, or 11:59 p.m. (CDST) on April 22, 2012 in the case of common shares held under Peoples' Retirement Savings Plan.

Use a touch-tone telephone to provide voting instructions until 11:59 p.m. (CDST) on April 25, 2012, or 11:59 p.m. (CDST) on April 22, 2012 in the case of common shares held under Peoples' Retirement Savings Plan.
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.